Exhibit 10.3

EXECUTION COPY

AMENDED AND RESTATED RECEIVABLES SALE AND SERVICING AGREEMENT

Dated as of March 17, 2009

by and among

EACH OF THE ENTITIES PARTY HERETO FROM TIME TO TIME

AS ORIGINATORS,

GGRC CORP.,

as Buyer,

and

GEORGIA GULF CORPORATION,

as Servicer

i

ii

THIS AMENDED AND RESTATED RECEIVABLES SALE AND SERVICING AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”) is entered into as of March 17, 2009, by and among each of the persons signatory hereto from time to time as Originators (each an “Originator” and, collectively, the “Originators”), GEORGIA GULF CORPORATION (“Parent”), a Delaware corporation, in its capacity as servicer hereunder (in such capacity, the “Servicer”) and GGRC CORP., a Delaware corporation (“Buyer”).

RECITALS

A.            The Buyer is a special purpose corporation.

B.            Buyer has been formed for the sole purposes of purchasing all Receivables originated by each Originator and selling undivided interests in such Receivables to the Purchasers under the Purchase Agreement.

C.            Each Originator intends to sell, and Buyer intends to purchase, such Receivables, from time to time, as described herein.

D.            In addition, Parent may, from time to time, contribute capital to Buyer in the form of Contributed Receivables or cash.

E.             Parent, in its capacity as an Originator, together with Georgia Gulf Chemicals & Vinyls, LLC, Georgia Gulf Lake Charles, LLC and Royal Mouldings Limited (collectively with Parent, the “Existing Originators”) and the Buyer are parties to that certain Receivables Sale Agreement dated as of November 15, 2002, as amended from time to time (the “Existing Sale Agreement”) pursuant to which the Existing Originators sold and assigned or, in the case of Parent, contributed to the Buyer all of such Existing Originator’s right, title and interest to its Receivables from time to time thereunder.

F.             The parties to the Existing Sale Agreement wish to amend and restate the Existing Sale Agreement in its entirety (but this Agreement shall not constitute a novation of the Existing Sale Agreement).

G.            Each Originator party hereto which is not an Existing Originator (collectively, the “New Originators”) wishes to become party hereto in order to set forth the terms and conditions under which such New Originators may hereafter sell and assign to the Buyer Receivables, and each Existing Originator agrees to such New Originators becoming party hereto.

H.            In order to effectuate the purposes of this Agreement and the Purchase Agreement, Buyer desires to appoint Parent to service, administer and collect the Transferred Receivables and Parent is willing to act in such capacity as Servicer hereunder on behalf of the Buyer and the Purchasers on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.01.          Definitions.  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Annex X.

Section 1.02.          Rules of Construction.  For purposes of this Agreement, the rules of construction set forth in Annex X shall govern.  All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

ARTICLE II
TRANSFERS OF RECEIVABLES

Section 2.01.          Agreement to Transfer.

(a)           Receivables Transfers.  Prior to the Effective Date, each Existing Originator sold, assigned, transferred, conveyed or contributed to the Buyer, without recourse (except to the extent provided in the Existing Sale Agreement) such Existing Originator’s right, title and interest in and to all Receivables existing or arising from time to time prior to the Effective Date.  Subject to the terms and conditions hereof, each Originator agrees to sell (without recourse except to the limited extent specifically provided herein) or (in the case of the Parent) contribute to Buyer, commencing on the Effective Date in the case of each Existing Originator and commencing on the applicable Initial Sale Date with respect to each New Originator and on each Business Day thereafter until the Facility Termination Date) (each such date, a “Transfer Date”), all Receivables owned by it on each such Transfer Date (to the extent not already sold, assigned, transferred, conveyed or contributed pursuant to the Existing Sale Agreement), and Buyer agrees to purchase or acquire as a capital contribution all such Receivables on each such Transfer Date.  All such Transfers by an Originator to Buyer shall collectively be evidenced by a certificate of assignment substantially in the form of Exhibit 2.01(a) (each, a “Receivables Assignment,” and collectively, the “Receivables Assignments”).  Each Existing Originator and Buyer shall execute and deliver a Receivables Assignment on or before the Effective Date, and each New Originator and Buyer shall execute and deliver a Receivables Assignment on or before the Initial Sale Date with respect to such New Originator.

(b)           Determination of Sold Receivables.  On and as of each Transfer Date, all Receivables then owned by each Originator and not previously acquired by Buyer (or that have not been contributed to Buyer in accordance with Section 2.01(d)), shall be sold immediately upon their creation to Buyer (each such Receivable sold immediately upon its creation pursuant to this Section 2.01(b), individually, a “Sold Receivable” and, collectively, the “Sold Receivables”).

(c)           Payment of Sale Price.  (i)  In consideration for each Sale of Sold Receivables hereunder, Buyer shall pay to the Originator thereof on the Transfer Date therefor the applicable Sale Price therefor (x) in Dollars in immediately available funds or (y) with the proceeds of a Subordinated Loan as provided in clause (ii) below.  All cash payments by Buyer under this Section 2.01(c)(i) shall be effected by means of a wire transfer on the day when due to such account or accounts as the Originators may designate from time to time.

(ii)           To the extent that the Sale Price of Sold Receivables exceeds the amount of cash then available to Buyer, each applicable Originator hereby agrees to make a subordinated loan (each, a “Subordinated Loan”) to Buyer in an amount not to exceed the lesser of (i) the amount of such excess in satisfaction of the equivalent portion of the Sale Price not paid in cash and (ii) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount.  Notwithstanding the foregoing,  no Canadian Originator shall make Subordinated Loans, and such Canadian Originator shall be entitled to be paid the Sale Price in cash, unless and until Parent otherwise elects by written notice to the Buyer and the Administrative Agent and such Subordinated Loans are subject to such terms as are acceptable to the Canadian Originator, Buyer and Administrative Agent to ensure that interest payments on such Subordinated Loans will not be subject to withholding tax, deduction or other Charge.  The Subordinated Loans of an Originator shall be evidenced by a subordinated promissory note substantially in the form of Exhibit 2.01(c)(ii) hereto (a “Subordinated Note”) executed by Buyer and payable to such Originator.  Each Subordinated Loan shall bear interest and be payable as provided in the related Subordinated Note.

(d)           Determination of Contributed Receivables.  Prior to the delivery of an Election Notice, on each Transfer Date on which Buyer cannot pay the Sale Price therefore in cash or with Subordinated Loans, the Parent shall identify Receivables then owned by the Originators which have not been previously acquired by Buyer, and the Parent shall, unless the Parent delivers an Election Notice on such date, contribute such Receivables as a capital contribution to the Buyer (each such contributed Receivable, individually, a “Contributed Receivable,” and collectively, the “Contributed Receivables”), to the extent Buyer cannot so pay the Sale Price therefor in cash or through Subordinated Loans pursuant to the foregoing clause (c).  Notwithstanding the foregoing, Parent shall not be obligated to make additional contributions to Buyer at any time.  If on any Transfer Date (i) the Parent elects not to contribute Receivables to Buyer when the Buyer cannot pay the Sale Price therefore in cash or through Subordinated Loans, or (ii) any Originator does not sell (or in the case of the Parent, sell or contribute) all of its then owned Receivables to Buyer, the Parent shall deliver to Buyer not later than 5:00 p.m. (New York time) on the Business Day immediately preceding such Transfer Date a notice of election thereof (each such notice, an “Election Notice”).

(e)           Ownership of Transferred Receivables.  On and after each Transfer Date and after giving effect to the Transfers to be made on each such date, Buyer shall own the Transferred Receivables and no Originator shall take any action inconsistent with such ownership nor shall any Originator claim any ownership interest in such Transferred Receivables.

(f)            Reconstruction of General Trial Balance.  If at any time any Originator fails to generate its General Trial Balance, Buyer shall have the right to reconstruct such General Trial

Balance so that a determination of the Sold Receivables and Contributed Receivables can be made pursuant to Section 2.01(b).  Each Originator agrees to cooperate with such reconstruction, including by delivery to Buyer, upon Buyer’s request, of copies of all Records; provided, that, unless a Termination Event has occurred and is continuing, the Originators shall not have to assist in the reconstruction of the General Trial Balance more frequently than once per calendar month.

(g)           Servicing of Receivables.  So long as no Event of Servicer Termination shall have occurred and be continuing and no Successor Servicer has assumed the responsibilities and obligations of the Servicer pursuant to Section 9.02, the Servicer shall (i) conduct the servicing, administration and collection of the Transferred Receivables and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect the Transferred Receivables, all in accordance with (A) the terms of this Agreement, (B) customary and prudent servicing procedures for trade receivables of a similar type and (C) all applicable laws, rules and regulations, and (ii) hold all Contracts and other documents and incidents relating to the Transferred Receivables in trust for the benefit of Buyer, as the owner thereof, and for the sole purpose of facilitating the servicing of the Transferred Receivables in accordance with the terms of this Agreement.  Buyer hereby instructs the Servicer, and the Servicer hereby acknowledges, that the Servicer shall hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of the Buyer and the Servicer’s retention and possession of such Contracts and documents shall at all times be solely in a custodial capacity for the benefit of the Buyer and its assigns and pledgees.

(h)           Returned Items.  To the extent (i) any items in respect of Collections of Transferred Receivables credited to a Lockbox Account are subsequently returned or otherwise not collected by the related Lockbox Account Bank (collectively, “Returned Items”) and (ii) an Originator makes a payment to the related Lockbox Account Bank to reimburse such Lockbox Account Bank for such Returned Items in accordance with the terms of the related Lockbox Account Agreement, then (x) such Originator shall be deemed to have made a Subordinated Loan to the Buyer in an amount equal to the amount paid by such Originator in accordance with the terms of the related Lockbox Account Agreement to such Lockbox Account Bank in respect of such Returned Items and (y) the outstanding principal balance of the related Subordinated Note shall be increased by the amount so paid by the Originator to the Lockbox Account Bank.

(i)            Lockbox Accounts.  Each Existing Originator hereby ratifies its prior sale to the Buyer, and each New Originator as of the Initial Sale Date with respect to such New Originator hereby transfers to Buyer, all of its respective rights, title and interest in and to each Lockbox Account and each Lockbox applicable to such Originator as set forth on Schedule 4.01(t) hereto.

Section 2.02.          Grant of Security Interest.  The parties hereto intend that each Transfer shall be absolute and shall constitute a purchase and sale or capital contribution, as applicable, and not a loan.  Notwithstanding the foregoing, in addition to and not in derogation of any rights now or hereafter acquired by Buyer under Section 2.01 hereof, the parties hereto intend that this Agreement shall constitute a security agreement under applicable law and if a court of competent jurisdiction determines that any transaction provided for herein constitutes a loan and not a sale or capital contribution, as applicable, that each Originator shall be deemed to have granted, and each Originator hereby reaffirms the grant of any security interest under the Existing Sale

Agreement and grants, to Buyer a continuing security interest in all of such Originator’s right, title and interest in, to and under (i) the Transferred Receivables and any Receivables purported to be transferred hereunder whether now owned or hereafter acquired by such Originator and (ii) the Lockbox Accounts, the Lockboxes and all funds on deposit therein to secure the obligations of such Originator to Buyer hereunder (including, if and to the extent that any Transfer is recharacterized as a transfer for security under applicable law, the repayment of a loan deemed to have been made by Buyer to the applicable Originator in the amount of the Sale Price with respect thereto, including interest thereon at the Index Rate).

Section 2.03.          Originators Remain Liable.  It is expressly agreed by the Originators that, anything herein to the contrary notwithstanding, each Originator shall remain liable to the Obligor (and any other party to the related Contract) under any and all of the Receivables originated by it and under the Contracts therefor to observe and perform all the conditions and obligations to be observed and performed by it thereunder.  Buyer shall not have any obligation or liability to the Obligor or any other party to the related Contract under any such Receivables or Contracts by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by Buyer of any payment relating thereto pursuant hereto.  The exercise by Buyer of any of its rights under this Agreement shall not release any Originator from any of its respective duties or obligations under any such Receivables or Contracts.  Buyer shall not be required or obligated in any manner to perform or fulfill any of the obligations of any Originator under or pursuant to any such Receivable or Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable or Contract, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 2.04.          Sale Price Credits.  If on any day the Outstanding Balance of a Receivable is reduced or canceled as a result of any Dilution Factor then, in such event, the Buyer shall be entitled to a credit (each, a “Sale Price Credit”) against the Sale Price otherwise payable hereunder in an amount equal to the amount of such reduction or cancellation.  If the Facility Termination Date has occurred or such Sale Price Credit exceeds the Sale Price of the Receivables being sold by the applicable Originator on any such day, then such Originator shall pay the remaining amount of such Sale Price Credit in cash promptly (and in any event within one (1) Business Day) thereafter, provided that if the Facility Termination Date has not occurred, the applicable Originator shall be allowed to deduct the remaining amount of such Sale Price Credit from any indebtedness owed to it under a Subordinated Note to the extent permitted thereunder.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01.          Conditions Precedent to Initial Transfer.  The initial Transfer hereunder on or after the Closing Date shall be subject to satisfaction of each of the following conditions precedent:

(a)           Sale Agreement; Other Documents.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, each Originator, the Servicer and Buyer, and

Buyer shall have received such information, documents, instruments, agreements and legal opinions as Buyer shall request in connection with the transactions contemplated by this Agreement, including all those identified in the Schedule of Documents (except for items identified therein as applicable solely with respect to a New Originator in which event such items may be delivered on or prior to the Initial Sale Date for such New Originator).  The Parent shall have executed in favor of the Buyer the Originator Support Agreement in the form attached hereto as Exhibit 3.01(a).

(b)           Governmental Approvals.  Buyer shall have received (i) satisfactory evidence that the Originators and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby and thereby or (ii) an Officer’s Certificate from each Originator and the Servicer in form and substance satisfactory to Buyer affirming that no such consents or approvals are required.

(c)           Compliance with Laws.  Each Originator shall be in compliance with all applicable foreign, federal, state, provincial and local laws and regulations, including, without limitation, those specifically referenced in Section 4.02(f).

(d)           Purchase Agreement Conditions.  Each of those conditions precedent set forth in Section 3.01 of the Purchase Agreement shall have been satisfied or waived in writing as provided therein.

Section 3.02.          Conditions Precedent to all Transfers.  Each Transfer hereunder (including the initial Transfer) shall be subject to satisfaction of the following further conditions precedent as of the Transfer Date therefor:

(a)           (i) the Administrative Agent shall not have declared the Facility Termination Date to have occurred following the occurrence of a Termination Event, and (ii) the Facility Termination Date shall not have otherwise automatically occurred, in either event, in accordance with Section 9.01 of the Purchase Agreement; and

(b)           each Originator shall have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to Buyer as Buyer may reasonably request.

(c)           The acceptance by any Originator of the Sale Price for any Sold Receivables and the contribution to Buyer of any Contributed Receivables on any Transfer Date shall be deemed to constitute, as of any such Transfer Date, a representation and warranty by such Originator that the conditions precedent set forth in this Article III have been satisfied.  Upon any such acceptance or contribution, title to the Transferred Receivables sold or contributed on such Transfer Date shall be vested absolutely in Buyer, whether or not such conditions were in fact so satisfied.

Section 3.03.          Conditions Precedent to Initial Sales from New Originators.  The initial  Transfer hereunder from any New Originator shall be subject to satisfaction of the following further conditions precedent as of the Initial Sale Date for such New Originator:

(a)           Sale Agreement; Other Documents.  Buyer shall have received such information, documents, instruments, agreements and legal opinions as Buyer shall reasonably request in connection with the initial transfer from such New Originator, including a Receivables Assignment executed by such New Originator and any other items identified in the Schedule of Documents with respect to such New Originator and not previously delivered under Section 3.01(a).

(b)           Lockbox Agreements.  Buyer shall have received evidence reasonably satisfactory to it that the Obligors of the Receivables to be sold by such New Originator have been instructed to remit all payments with respect to such Receivables for deposit in a Lockbox or Lockbox Account and shall have received a duly executed Lockbox Account Agreement with respect to each such Lockbox Account, and an updated Schedule 4.01(t) to include any additional accounts as a result of the inclusion of sales by such New Originator.

(c)           Eligible Receivables.  Buyer shall have received written confirmation from the Administrative Agent that the Administrative Agent has satisfactorily completed its due diligence with respect to the Receivables to be sold by such New Originator and approved such Receivables for purchase under the Purchase Agreement.

(d)           Canadian Originator.  If the New Originator is a Canadian Originator, Buyer shall have received written confirmation from the Administrative Agent that the Administrative Agent has completed its due diligence with respect to any cross-border tax and enforceability issues relating to the sales of such Receivables under this Agreement, the form of Subordinated Note (if any) to be issued in favor of the Canadian Originator and the sales of interests in such Receivables under the Purchase Agreement.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.01.          Representations and Warranties of the Transaction Parties.  To induce Buyer to purchase the Sold Receivables and to acquire the Contributed Receivables, each Transaction Party, as applicable, makes the following representations and warranties to Buyer as of the Closing Date (or in the case of any Canadian Originator party hereof, as of the Initial Sale Date with respect to the Canadian Originator) and, except to the extent otherwise expressly provided below, as of each Transfer Date (including, with respect to each New Originator, as of the applicable Initial Sale Date), each of which shall survive the execution and delivery of this Agreement.

(a)           Corporate Existence; Compliance with Law.  Each Transaction Party (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business, in each case, as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where the failure to do any of the foregoing could not reasonably be expected to result in a Material Adverse Effect; (v) is in compliance with its articles or certificate of incorporation and by-laws; and (vi) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax laws and other laws, is in compliance with all applicable provisions of law, except where the failure to so comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)           Jurisdiction of Organization; Executive Offices; Collateral Locations; Corporate or Other Names; FEIN.  Each Originator is a registered organization of the type and is organized under the laws of the State, Province or other jurisdiction, as applicable, set forth in Schedule 4.01(b) (as supplemented from time to time by written notice to Buyer and the Administrative Agent) (which is its only jurisdiction of organization) and each such Originator’s organizational identification number (if any), the current location of such Originator’s chief executive office, principal place of business, other offices, the warehouses and premises within which any records relating to the Receivables is stored or located, and the locations of its records concerning the Receivables are set forth in Schedule 4.01(b) and none of such locations has changed within the past 12 months.  During the five years prior to the Closing Date, except as set forth in Schedule 4.01(b), no Originator has been known as or used any corporate, legal, fictitious or trade name.  In addition, Schedule 4.01(b) lists the federal employer identification number of each Originator organized under the laws of the United States.

(c)           Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by each Transaction Party of this Agreement and the other Related Documents to which it is a party and the creation and perfection of all Transfers and Liens provided for herein and therein and, solely with respect to clause (vii) below, the exercise by Buyer, or its assigns of any of its rights and remedies under any Related Document to which it is a party:  (i) are within such Person’s corporate power; (ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) do not contravene any provision of such Person’s articles or certificate of incorporation or by-laws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority, including, for greater certainty, in the case of any Canadian Originator, the Personal Information Protection and Electronic Documents Act (Canada) or any other applicable privacy laws (collectively, “Privacy Laws”); (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of such Person; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 3.01(b), all of which will have been duly obtained, made or complied with prior to the Effective Date.  Each of the Credit Agreement and the Parent’s public bond indentures expressly permits the sales of Receivables hereunder on the understanding that Buyer is a separate entity.  On or prior to the Effective Date, except as otherwise contemplated under Sections 3.01(a) and 3.03 with  respect to the New Originators, each of the Related Documents shall have been duly executed and delivered by each Transaction Party that is a party thereto and on the Closing Date each such Related Document shall then constitute a legal, valid and binding obligation of such Transaction Party, enforceable against it in accordance with its terms.

(d)           No Litigation.  No Litigation is now pending or, to the knowledge of any Transaction Party, threatened against any Transaction Party or any other Subsidiary of the Parent that (i) challenges such Transaction Party’s right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the Transfer or pledge of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents or (iii) is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 4.01(d), as of the Effective Date there is no Litigation pending or threatened that seeks damages in excess of $10,000,000 or injunctive relief against, or alleges criminal misconduct by, any Transaction Party or any other Subsidiary of the Parent.

(e)           Solvency.  Both before and after giving effect to (i) the transactions contemplated by this Agreement and the other Related Documents and (ii) the payment and accrual of all prior and current transaction costs by such Transaction Party in connection with the foregoing, such Transaction Party is and will be Solvent.  After giving effect to the sale and contribution of Transferred Receivables by such Transaction Party and other payments and transactions contemplated on such Transfer Date, such Transaction Party is and will be Solvent.

(f)            Material Adverse Effect.  Since December 31, 2007, except as otherwise disclosed in Parent’s most recent 10-Q filing with the SEC and any 8-K filings since the date of such 10-Q filing, (i) no Transaction Party has incurred any obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) no contract, lease or other agreement or instrument has been entered into by any Transaction Party or has become binding upon any Transaction Party’s assets and no law or regulation applicable to any Transaction Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, (iii) no Transaction Party is in default and no third party is in default under any material contract, lease or other agreement or instrument to which such Transaction Party is a party, and (iv) no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

(g)           Ownership of Receivables; Liens.  Each Originator owns each Receivable originated or acquired by it free and clear of any Adverse Claim (other than any Adverse Claim created under the Credit Agreement or expressly subordinated thereto and which is released automatically upon the conveyance of such Receivable hereunder) and, from and after each Transfer Date, Buyer will acquire valid and properly perfected title to and the sole record and beneficial ownership interest in each Transferred Receivable purchased or otherwise acquired on such date, free and clear of any Adverse Claim or restrictions on transferability.  Each Originator has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Originator’s right, title and interest in and to the Receivables originated or acquired by it and its other properties and assets.  Each Originator has rights in and full power to transfer its Receivables hereunder.  No effective financing statements or other similar instruments are of record in any filing office listing any Originator as debtor and covering the Transferred Receivables except with respect to the Liens granted to Buyer hereunder.

(h)           Ventures, Subsidiaries and Affiliates; Outstanding Stock and Debt.  Except as set forth in Schedule 4.01(h), no Originator has any Subsidiaries, is engaged in any joint venture or partnership with any other Person or is an Affiliate of any Person.  All of the issued and outstanding Stock of each Originator is directly or indirectly owned by the Parent.  There are no outstanding rights to purchase options, warrants or similar rights or agreements pursuant to which any Originator may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Debt of each Originator as of the Effective Date is described on Schedule 4.01(h).

(i)            Taxes.  All material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Transaction Party or any other member of the Parent Group have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 4.02(k).  Proper and accurate amounts have been withheld by each Transaction Party and each such member from its respective employees for all periods in full and complete compliance with all applicable federal, state, provincial, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.  Schedule 4.01(i) sets forth as of the Closing Date (i) those taxable years for which any Transaction Party’s or any such member’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and (ii) any assessments or threatened assessments in connection with such audit or otherwise currently outstanding.  Except as described on Schedule 4.01(i), no Transaction Party or any such member has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges.  No Transaction Party or any such member and their respective predecessors are liable for any Charges:  (A) under any agreement (including any tax sharing agreements) or (B) to the best of  each Transaction Party’s knowledge, as a transferee.  As of the Closing Date, no Transaction Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, that would have a Material Adverse Effect.

(j)            Intellectual Property.  As of the Effective Date (and, in the case of any New Originator, as of the Initial Sale Date with respect to such New Originator), each Originator owns or has rights to use all intellectual property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it.  Each Originator conducts its business and affairs without infringement of or interference with any intellectual property of any other Person.  As of the Effective Date (and, in the case of each New Originator, as of the applicable Initial Sale Date), except as set forth in Schedule 4.01(j), no Originator is aware of any infringement or claim of infringement by others of any material intellectual property of any Originator.  No license or approval is required for Buyer or its assignee (including the Administrative Agent) to use any programs used by the Originators in the servicing of the Receivables other than those which have been obtained and are in full force and effect.

(k)           Full Disclosure.  All information provided by or on behalf of any Transaction Party pursuant to this Agreement, any of the other Related Documents, or any other written statement or information furnished by or on behalf of any Transaction Party to Buyer relating to this Agreement, the Sold Receivables or any of the other Related Documents, in each case, taken as a whole, is true and accurate as of its date in every material respect, and none of this Agreement, any of the other Related Documents, or any other written statement or information furnished by or on behalf of any Transaction Party to Buyer relating to this Agreement or any of the other Related Documents, in each case, taken as a whole, is misleading as of its date as a result of the failure to include therein a material fact.  All information prepared by or on behalf of any Transaction Party pursuant to this Agreement, any of the other Related Documents, or any written statement furnished to Buyer has been prepared in good faith by management of the applicable Transaction Party, as the case may be, with the exercise of reasonable diligence.

(l)            Notices to Obligors.  Each Originator has directed (or, in the case of any New Originator shall have directed on or prior to the applicable Initial Sale Date) all Obligors of Transferred Receivables originated by it to remit all payments with respect to such Receivables for deposit in a Lockbox or Lockbox Account.

(m)          ERISA.  Each Originator and its respective ERISA Affiliates are in material compliance with ERISA and have not incurred and do not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) under Title IV of ERISA.  Each Canadian Originator that administers a defined benefit pension plan complies with applicable pension benefits standards legislation and applicable laws and does not expect to incur any liabilities in respect of a wind up, in whole or in part, of a defined benefit pension plan.

(n)           Brokers.  No broker or finder acting on behalf of any Transaction Party was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and no Transaction Party has any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

(o)           Margin Regulations.  No Transaction Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulations T, U or X of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Transaction Party owns any Margin Stock, and no portion of the proceeds of the Sale Price from any Sale will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Transaction Party will take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(p)           Nonapplicability of Bulk Sales Laws.  No transaction contemplated by this Agreement or any of the other Related Documents requires compliance with any bulk sales act or similar law.

(q)           Investment Company Act Exemptions.  Each purchase of Transferred Receivables under this Agreement constitutes a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act.

(r)            Government Regulation.  No Transaction Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act.  No Transaction Party is subject to regulation under the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Debt or to perform its obligations hereunder or under any other Related Document.

(s)           Books and Records; Minutes.  The by-laws or the certificate or articles of incorporation of each Originator require it to maintain (i) books and records of account and (ii) minutes of the meetings and other proceedings of its Stockholders and board of directors (or an analogous governing body).

(t)            Deposit and Disbursement Accounts.  Schedule 4.01(t) lists all banks and other financial institutions at which any Originator or the Servicer maintains deposit accounts established for the receipt of collections on accounts receivable, including any Lockbox Accounts, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

(u)           Representations and Warranties in Other Related Documents.  Each of the representations and warranties of each Transaction Party contained in the Related Documents (other than this Agreement) is true and correct and such Transaction Party hereby makes each such representation and warranty to, and for the benefit of, the Buyer as if the same were set forth in full herein.  Each Transaction Party consents to the assignment of Buyer’s rights with respect to all such representations and warranties to the Administrative Agent and the Purchasers (and their respective successors and assigns) pursuant to the Purchase Agreement as more fully described in Section 6.03 below.

(v)           Receivables.  With respect to each Transferred Receivable acquired by the Buyer hereunder or currently owned and acquired by Buyer pursuant to the Existing Sale Agreement:

(i)            Each Transferred Receivable included in any Investment Base Certificate, Monthly Report, Weekly Report or Daily Report, as applicable, as an Eligible Receivable, as of the applicable Transfer Date therefor, satisfied the criteria for an Eligible Receivable;

(ii)           immediately prior to its transfer to Buyer, such Receivable was owned by the Originator thereof free and clear of any Adverse Claim, and such Originator had the full right, power and authority to sell, contribute, assign, transfer and pledge its interest therein as contemplated under this Agreement and the other Related Documents and, upon such Transfer, Buyer will acquire valid and properly perfected title to and the sole legal and beneficial ownership interest in such Receivable, free and clear of any Adverse Claim and, following such Transfer, such Receivable will not be subject to any Adverse Claim as a result of any action or inaction on the part of such Originator;

(iii)          the Transfer of each such Receivable pursuant to this Agreement (or, if applicable, the Existing Sale Agreement) and the Receivables Assignment executed by the Originator thereof constitutes, as applicable, a valid sale, contribution, transfer, assignment, setover and conveyance to Buyer of all right, title and interest of such Originator in and to such Receivable; and

(iv)          the Originator of such Receivable has no knowledge of any fact (including Dilution Factors and any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that payments on such Receivable will be materially impaired.

(w)          Fair Value.  With respect to each Sold Receivable acquired by the Buyer hereunder, (i) the consideration received from the Buyer in respect of such Sold Receivable represents adequate consideration and fair and reasonably equivalent value for such Sold Receivable as of the applicable Transfer Date and (ii) such consideration is not less than the fair market value of such Sold Receivables, in each case, as of the applicable Transfer Date and taking into account any increase in the outstanding balance of the Subordinated Note.

(x)            Supplementary Representations.

(i)            Receivables; Accounts.

(A)          Each Receivable constitutes an “account” or a “payment intangible” within the meaning of the applicable UCC and, in the case of any Canadian Originator, each such Receivable also constitutes an “account” within the meaning of the PPSA.

(B)           Each Lockbox Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)           Creation of Security Interest.  Immediately prior to the sale or contribution of each Receivable hereunder, the Originators own and have good and marketable title to such Receivables and the Collections free and clear of any Adverse Claim other than any Adverse Claim which is automatically released upon the conveyance of such Receivable to Buyer.  Pursuant to the Existing Sale Agreement, the Originators transferred to Buyer all of their right, title and interest in and to the Lockboxes and the Lockbox Accounts.  This Agreement creates a valid and continuing security interest (as defined in the applicable UCC and, in the case of any Canadian Originator, as defined in the PPSA) in the Transferred Receivables and the Collections in favor of the Buyer, which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Originators.

(iii)          Perfection.  On or prior to the Effective Date, the Originators have caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into Lockbox Account Agreements in order to perfect the sale of the Transferred Receivables from the Originators to the Buyer pursuant to this Agreement.

(iv)          Priority.

(A)          Other than the transfer of the Transferred Receivables by the Originators to the Buyer pursuant to this Agreement or the Existing Sale Agreement, and other than any grant of security interest in Receivables pursuant to the “Domestic Security Agreement” or “Canadian Security Agreement” referred to in the Credit Agreement or pursuant to a security agreement expressly subordinated thereto each of which is released automatically upon the conveyance of such Receivable hereunder, no Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Receivables, the Lockbox Accounts or the Lockboxes to any other Person.

(B)           No Originator has authorized, or is aware of, any filing of any financing statement against any Originator that includes a description of collateral covering the Receivables or any other assets transferred to the Buyer hereunder, other than (i) any financing statement filed pursuant to the “Domestic Security Agreement” or “Canadian Security Agreement” referred to in the Credit Agreement the security interests evidenced by which are released automatically upon the conveyance of Receivables hereunder), (ii) financing statements filed pursuant to this Agreement and the Purchase Agreement, or (iii) financing statements that have been validly terminated on or prior to the date hereof.

(C)           No Originator is aware of any judgment, ERISA or tax lien filings against any Originator.

(D)          None of the Lockbox Accounts or any of the Lockboxes are in the name of any Person other than the Buyer or the Administrative Agent.  No Originator has consented to any Lockbox Account Bank complying with instructions of any Person other than the Administrative Agent.

(v)           Survival of Supplemental Representations.  Notwithstanding any other provision of this Agreement or any other Related Document, the representations contained in this Section 4.01(z) shall be continuing, shall survive the Transfer of the Transferred Receivables to Buyer and any subsequent assignment of the Transferred Receivables by Buyer, and shall remain in full force and effect until the Termination Date.

Section 4.02.          Affirmative Covenants of the Originators.  Each Originator covenants and agrees that, unless otherwise consented to by Buyer and the Administrative Agent, from and after the Effective Date and until the Termination Date:

(a)           Offices and Records.  Each Originator shall maintain its jurisdiction of organization, principal place of business and chief executive office and the office at which it keeps its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to Buyer and the Administrative Agent, at such other location in a jurisdiction where all action requested by Buyer, any Purchaser or the Administrative Agent pursuant to Section 6.13 shall have been taken with respect to the Transferred Receivables.  Each Originator shall at its own cost and expense, for not less than three years from the date on which each Transferred Receivable was originated, or for such longer period as may be required by law, maintain adequate Records with respect to such Transferred Receivable, including records of all payments received, credits granted and merchandise returned with respect thereto.  Upon the request of Buyer, each Originator shall (i) mark each Contract (other than invoices) evidencing each Transferred Receivable with a legend, acceptable to Buyer, evidencing that Buyer has purchased such Transferred Receivable and that the Administrative Agent, for the benefit of the Purchasers, has a security interest in and lien thereon, and (ii) mark its master data processing records evidencing such Transferred Receivables with such a legend.

(b)           Access.  Each Originator shall, at its own expense (provided the Originators shall only be required to pay for such visits three times a year so long as no Incipient Termination Event or Termination Event shall have occurred and be continuing), during normal business hours, from time to time upon three Business Days’ prior notice and as frequently as Buyer or the Servicer determines to be appropriate:  (i) provide Buyer, the Servicer and any of their respective officers, employees, agents and representatives access to its properties (including properties of such Originator utilized in connection with the collection, processing or servicing of the Transferred Receivables) and facilities, advisors and employees (including officers) of each Originator, (ii) permit Buyer and the Servicer and any of their respective officers, employees, agents and representatives to inspect, audit and make extracts from such Originator’s books and records, including all Records maintained by such Originator, (iii) permit Buyer, the Servicer and their respective officers, employees, agents and representatives, to inspect, review and evaluate the Transferred Receivables of such Originator, and (iv) permit Buyer, the Servicer and their respective officers, employees, agents and representatives to discuss matters relating to the Transferred Receivables or such Originator’s performance under this Agreement or the affairs, finances and accounts of such Originator with any of its officers, directors, employees, representatives or agents (in each case, with those Persons having knowledge of such matters) and with its independent certified public accountants.  If an Incipient Termination Event or a Termination Event shall have occurred and be continuing, or the Buyer, in good faith, notifies any Originator that it believes a Termination Event may have occurred and be continuing, each such Originator shall (A) provide such access during normal business hours and without advance notice,  (B) provide Buyer and the Servicer with reasonable access to its suppliers and customers and (C) shall make available to Buyer and the Servicer and their respective counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records maintained by such Originator, as Buyer or the Servicer may reasonably request.  Each Originator shall deliver any document or instrument necessary for Buyer or the Servicer, as they may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Originator, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Originator.

(c)           [Intentionally Reserved].

(d)           Compliance With Credit and Collection Policies.  Each Originator shall comply with the Credit and Collection Policies applicable to each Transferred Receivable and the Contracts therefor, and with the terms of such Receivables and Contracts.

(e)           Assignment.  Each Originator agrees that, to the extent permitted under the Purchase Agreement, Buyer may assign to the Administrative Agent for the benefit of the Purchasers all of its right, title and interest in, to and under the Transferred Receivables and this Agreement, including its right to exercise the remedies set forth in Section 4.04.  Each Originator agrees that, upon any such assignment, the assignee thereof may enforce directly, without joinder of Buyer, all of the obligations of such Originator hereunder, including any obligations of such Originator set forth in Sections 4.04, 5.01 and 6.14 and that such assignees are third party beneficiaries of the Buyer’s rights hereunder.

(f)            Compliance with Agreements and Applicable Laws.  Each Originator shall perform each of its obligations under this Agreement and the other Related Documents and comply with all federal, state, provincial and local laws and regulations applicable to it and the Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, securities laws, margin regulations, taxation, ERISA and labor matters and environmental laws and environmental permits, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.  Each Originator shall pay all Charges, including any stamp duties, which may be imposed as a result of the transactions contemplated by this Agreement and the other Related Documents, except to the extent such Charges are being contested in accordance with Section 4.01(m).

(g)           Maintenance of Existence and Conduct of Business.  Each Originator shall:  (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with the terms of its certificate or articles of incorporation and by-laws; (iii) at all times maintain, preserve and protect all of its assets and properties which are necessary in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) transact business only in such corporate, legal and trade names as are set forth in Schedule 4.02(g) or, upon 30 days’ prior written notice to Buyer, in such other corporate, legal or trade names with respect to which all action requested by Buyer pursuant to Section 6.13 shall have been taken with respect to the Transferred Receivables.

(h)           Notice of Material Event.  Each Originator shall promptly inform Buyer in writing of the occurrence of any of the following, in each case setting forth the details thereof, any notices or other correspondence relating thereto, and what action, if any, such Originator proposes to take with respect thereto:

(i)            any Litigation commenced or threatened against the Parent, any Originator or any other Subsidiary of the Parent or with respect to or in connection with all or any portion of the Transferred Receivables that (A) seeks damages or penalties in an uninsured amount in excess of $10,000,000 in the aggregate, (B) seeks injunctive relief with respect thereto, (C) is asserted or instituted against any Plan, its fiduciaries (in their capacity as a fiduciary of any such Plan) or its assets or against the Parent, any Originator or any other Subsidiary of the Parent or any of their respective ERISA Affiliates in connection with any Plan, (D) alleges criminal misconduct by the Parent, any Originator or any other Subsidiary of the Parent, or (E) if determined adversely, could reasonably be expected to have a Material Adverse Effect;

(ii)           the commencement of a case or proceeding by or against the Parent, any Originator or any other Subsidiary of the Parent seeking a decree or order in respect of the Parent, any Originator or such Subsidiary (A) under the Bankruptcy Code or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, including the BIA or the CCAA, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Parent, any Originator or such Subsidiary or for any substantial part of such Person’s assets, or (C) ordering the winding-up or liquidation of the affairs of the Parent, any Originator or any other Subsidiary of the Parent;

(iii)          the receipt of notice that (A) any license, permit, charter, registration or approval necessary for the conduct of the Parent’s, such Originator’s or any other Subsidiary of the Parent’s business is to be, or may be, suspended or revoked, or (B) the Parent, such Originator or any other Subsidiary of the Parent is to cease and desist any practice, procedure or policy employed by the Parent, such Originator or any other Subsidiary of the Parent in the conduct of its business if such cessation could reasonably be expected to have a Material Adverse Effect;

(iv)          (A) any Adverse Claim made or asserted against any of the Transferred Receivables of which it becomes aware or (B) any determination that a Transferred Receivable was not an Eligible Receivable at the time sale to Buyer or has ceased to be an Eligible Receivable on account of any matter giving rise to indemnification under Section 5.01;

(v)           the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges;

(vi)          the establishment of any Plan, Pension Plan, Title IV Plan or undertaking to make contributions to any Multiemployer Plan, ESOP, Welfare Plan or Retiree Welfare Plan not listed on Schedule 4.01(m);

(vii)         any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect; or

(viii)        any event, circumstance or condition that constitutes an Event of Servicer Termination or Incipient Servicer Termination Event hereunder.

(i)            Separate Identity.

(i)            Each Originator shall, and shall cause each other member of the Parent Group to, maintain records and books of account separate from those of Buyer.

(ii)           The financial statements of the Parent and its consolidated Subsidiaries shall disclose the effects of each Originator’s transactions in accordance with GAAP and, in addition, disclose that (A) Buyer’s sole business consists of the purchase or acceptance through capital contribution of the Transferred Receivables from the Originators and the subsequent financing of such Receivables pursuant to the Purchase Agreement, (B) Buyer is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of Buyer’s assets prior to any value in Buyer becoming available to Buyer’s equity holders and (C) the assets of Buyer are not available to pay creditors of any Originator or any other Affiliate of such Originator.

(iii)          The resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained by each Originator as official records.

(iv)          Each Originator shall, and shall cause each other member of the Parent Group to, maintain an arm’s-length relationship with Buyer and shall not hold itself out as being liable for the Debts of Buyer.

(v)           Each Originator shall, and shall cause each other member of the Parent Group to, keep its assets and its liabilities wholly separate from those of Buyer.

(vi)          Each Originator shall, and shall cause each other member of the Parent Group to, conduct its business solely in its own name or the name of the Parent through its duly Authorized Officers or agents and in a manner designed not to mislead third parties as to the separate identity of Buyer.

(vii)         Each Originator shall respond to any inquiries with respect to ownership of a Transferred Receivable by stating that Buyer is the owner of such Transferred Receivable, and that such Transferred Receivable is pledged to the Administrative Agent for the benefit of the Purchasers;

(viii)        No Originator shall (and each Originator shall cause each other member of the Parent Group not to) mislead third parties by conducting or appearing to conduct business on behalf of Buyer or expressly or impliedly representing or suggesting that such Originator or any other member of the Parent Group is liable or responsible for the

Debts of Buyer or that the assets of such Originator or any other member of the Parent Group are available to pay the creditors of Buyer.

(ix)           The operating expenses and liabilities of Buyer shall be paid from Buyer’s own funds and not from any funds of any Originator or other member of the Parent Group.

(x)            Each Originator shall, and shall cause each other member of the Parent Group to, at all times have stationery and other business forms and a mailing address and telephone number separate from those of Buyer.

(xi)           Each Originator shall, and shall cause each other member of the Parent Group to, at all times limit its transactions with Buyer only to those expressly permitted hereunder or under any other Related Document.

(xii)          Each Originator shall, and shall cause each other member of the Parent Group to, comply with (and cause to be true and correct) each of the facts and assumptions contained in the opinion of Jones Day relating to true sale and nonconsolidation matters delivered pursuant to the Schedule of Documents.

(j)            ERISA and Environmental Notices.  Each Originator shall give Buyer prompt written notice of (i) any event that could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA, (ii) any event that could reasonably be expected to result in the incurrence by any Originator of any Unfunded Pension Liability or any other liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business), (iii) in the case of any Canadian Originator, (x) any pension contributions that are due but unremitted for any defined benefit pension plan to which it contributes and (y) any solvency deficiency identified in the most recently filed actuarial report for any defined benefit plan to which it contributes, and (iv) any environmental claims against the Parent, any Originator or any other Subsidiary of the Parent which, individually or in the aggregate, could reasonably be expected to exceed $10,000,000.

(k)           Payment, Performance and Discharge of Obligations.

(i)            Subject to Section 4.02(k)(ii), each Originator shall pay, perform and discharge or cause to be paid, performed and discharged all of its obligations and liabilities, including all Charges upon its income and properties and all lawful claims for labor, materials, supplies and services, promptly when due.

(ii)           Each Originator may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 4.02(k)(i); provided, that (A) adequate reserves with respect to such contest are maintained on the books of such Originator or such member, as applicable, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Receivables may become subject to forfeiture or loss as a result of such contest, (D) no Lien may be imposed on any of the Receivables to secure payment of such Charges or claims other than inchoate tax liens and (E) such Originator reasonably believes that nonpayment or nondischarge thereof could not reasonably be expected to have or result in a Material Adverse Effect.

(iii)          Each Originator shall, at its expense, timely and fully perform and comply, in all material respects, with all provisions, covenants and other promises required to be observed by it under the Contracts.

(l)            Deposit of Collections.  Each Originator shall (and shall cause each of its Affiliates to) on or prior to the Effective Date (or, in the case of a New Originator, on or prior to the applicable Initial Sale Date) (i) instruct all Obligors to remit directly into a Lockbox Account all payments with respect to any Receivables that are or may be transferred hereunder, and (ii) deposit or cause to be deposited promptly into a Lockbox Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive in respect of Transferred Receivables (and until so deposited, all such Collections shall be held in trust for the benefit of Buyer and its assigns (including the Administrative Agent and the Purchasers)).  No Originator shall make or permit to be made deposits into a Lockbox or a Lockbox Account other than in accordance with this Agreement and the other Related Documents.  Without limiting the generality of the foregoing, each Originator shall use commercially reasonable efforts to ensure that no Collections or other proceeds with respect to a Receivable reconveyed to it pursuant to Section 4.04 hereof are paid or deposited into any Lockbox or Lockbox Account.

(m)          Originators to Maintain Perfection and Priority.  In order to evidence the interests of the Buyer under this Agreement, each Originator shall, from time to time take such action, or execute and deliver such instruments as may be reasonably requested by the Buyer in order to maintain and perfect, as a first-priority interest, the Buyer’s ownership and security interest in the Transferred Receivables and all other assets sold to the Buyer pursuant hereto or to the Existing Sale Agreement.  Notwithstanding anything else in the Related Documents to the contrary, neither the Servicer nor any Originator shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements, without the prior written consent of the Buyer.  Each Originator agrees to maintain perfection and priority of the security interest in accordance with Section 6.13 hereof.  Buyer is authorized to file UCC financing statements naming Buyer as secured party and Originators as Debtors and identifying the Transferred Receivables as collateral and Buyer is authorized to file PPSA financing statements naming Buyer as secured party and any Canadian Originator as Debtor and identifying the Transferred Receivables as collateral.

Section 4.03.          Negative Covenants of the Originators.  Each Originator covenants and agrees that, without the prior written consent of Buyer, from and after the Closing Date and until the Termination Date:

(a)           Sale of Receivables and Related Assets.  No Originator shall sell, transfer, convey, assign (by operation of law or otherwise) or otherwise dispose of, or assign any right to receive income in respect of, any of its Receivables or Contracts therefor, or any of its rights with respect to any Lockbox or Lockbox Account, except for the sales, transfers, conveyances, assignments or dispositions expressly contemplated hereunder.

(b)           Liens.  No Originator shall create, incur, assume or permit to exist any Adverse Claim on or with respect to its Receivables (whether now owned or hereafter acquired) except for Permitted Encumbrances that do not attach to Transferred Receivables and Adverse Claims described in clauses (ii) and (iii) of the immediately succeeding sentence.  No Originator shall create, incur, assume or permit to exist any Lien upon any of its property or receivables whether now owned or hereafter acquired, except for (i) Liens permitted pursuant to Section 8.01 of the Credit Agreement; (ii) Liens created pursuant to the Credit Agreement or any credit facility effecting a refinancing of the Debt incurred pursuant to the Credit Agreement; (iii) Liens securing Debt which by their terms are subordinate to the Liens created pursuant to the Credit Agreement or any such refinancing facility described in clause (ii) above; and (iv) other Liens expressly consented to in writing by Buyer and the Administrative Agent; provided that any such permitted Liens under clauses (ii) and (iii) expressly exclude or release all Transferred Receivables from any such Lien and the terms and conditions of the Debt secured by such Liens are not otherwise inconsistent with the terms and conditions of this Agreement or any other Related Document (but in any event which terms and conditions are consistent with the provisions of the Credit Agreement relating to the transactions contemplated by this Agreement and the other Related Documents).

(c)           Modifications of Receivables or Contracts.  No Originator shall extend, amend, forgive, discharge, compromise, cancel or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract therefor, except in its capacity as a Servicer or Sub-Servicer and then only to the extent permitted under Section 7.04(d).

(d)           Sale Characterization.  No Originator shall (and each Originator shall cause each other member of the Parent Group not to) make statements or disclosures or prepare any financial statements for any purpose, including for federal income tax, reporting or accounting purposes, that shall account for the transactions contemplated by this Agreement in any manner other than with respect to the Sale of each Sold Receivable originated or acquired by it, as a true sale or absolute assignment of its full right, title and ownership interest in such Transferred Receivable to Buyer and with respect to the Transfer of each Contributed Receivable originated or acquired by Parent, as a contribution to the capital of Buyer.

(e)           Change in Business or Legal Structure.  No Originator shall (i) make any changes in any of its business objectives, purposes or operations that could reasonably be expected to have or result in a Material Adverse Effect or (ii) amend, supplement or otherwise modify its certificate or articles of incorporation, bylaws, limited liability company agreement and other organizational documents in a manner that could reasonably be expected to have or result in a Material Adverse Effect.  No Originator shall change the type of entity it is, its jurisdiction of organization or its organizational identification number, if any, issued by its state of organization, except upon 30 days’ prior written notice to Buyer and with respect to which jurisdiction all action reasonably requested by Buyer pursuant to Section 6.13 shall have been taken with respect to the Transferred Receivables.

(f)            Actions Affecting Rights.  No Originator shall (i) take any action, or fail to take any action, if such action or failure to take action may interfere with the enforcement of any rights hereunder or under the other Related Documents, including rights with respect to the

Transferred Receivables; or (ii) fail to pay any Charge, fee or other obligation of such Originator with respect to the Transferred Receivables, or fail to defend any action, if such failure to pay or defend may be reasonably expected to adversely affect the priority or enforceability of the perfected title of Buyer to and the sole legal and beneficial ownership interest of Buyer in the Transferred Receivables or, prior to their Transfer hereunder, such Originator’s right, title or interest therein.

(g)           ERISA.  No Originator shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event.

(h)           Change to Credit and Collection Policies.  No Originator shall fail to comply in any material respect with, and no change, amendment, modification or waiver shall be made to, the Credit and Collection Policies without the prior written consent of Buyer.

(i)            Change in Instruction to Obligors.  No Originator shall make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables, except to the extent Buyer consents in writing to such change.

(j)            Adverse Tax Consequences.  No Originator shall take or permit to be taken any action (other than with respect to actions taken or to be taken solely by a Governmental Authority), or fail or neglect to perform, keep or observe any of its obligations hereunder or under the other Related Documents, that would have the effect directly or indirectly of subjecting any payment to Buyer, or to any assignee who is a resident of the United States of America, to withholding taxation.

(k)           No Proceedings.  Until the date one year plus one day following the Termination Date, no Originator shall, directly or indirectly, institute or cause to be instituted against Buyer any proceeding of the type referred to in Sections 8.01(d) and 8.01(e) of the Purchase Agreement.

(l)            Mergers, Acquisitions, Sales, etc.  Other than as permitted pursuant to Sections 8.02, 8.04 or 8.05 of the Credit Agreement, no Originator shall (i) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or otherwise create or acquire a Subsidiary, or (ii) directly or indirectly sell, transfer, assign, convey or lease whether in one or a series of transactions, all or substantially all of its assets other than pursuant hereto, or permit any Subsidiary to do any of the foregoing, except for any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any majority-owned Subsidiary into such Person or into, with or to any other majority-owned Subsidiary and any such purchase or other acquisition by such Person or any majority-owned Subsidiary of the assets or stock of any majority-owned Subsidiary.  In connection with any merger or consolidation that is permitted pursuant to Section 8.04 of the Credit Agreement, each Originator will (i) provide written notice thereof to the Buyer, and (ii) take all such actions and deliver, or cause to be delivered, such opinion letters of counsel, certificates and other agreements that the Buyer deems reasonably necessary or desirable under the UCC and/or the

PPSA, as applicable, to maintain the perfection and priority of the Buyer’s ownership interest in the Receivables.

(m)          Indebtedness.  No Originator shall create, incur, assume or permit to exist any Debt, except (i) Debt of such Person to any Affected Party, Buyer Indemnified Person or any other Person expressly permitted by this Agreement or any other Related Document, and (ii) other Debt permitted pursuant to Section 8.03 of the Credit Agreement.

(n)           Modification to the Credit Agreement.  The Parent will not agree to any amendment, modification or waiver to any provision of the Credit Agreement (or any provision of the “Domestic Security Agreement” or the “Canadian Security Agreement” referred to therein that relates to the Receivables or transactions hereunder) after the date hereof without the prior written consent of the Administrative Agent.

(o)           Commingling.  No Originator shall (and each Originator shall cause each other member of the Parent Group not to) deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox or Lockbox Account, provided that after the Facility Termination Date, so long as any Transferred Receivables of an Obligor remain unpaid, no Originator shall instruct such Obligor to remit Collections of any Transferred Receivables (or Receivables to be transferred hereunder) to any Person or account other than to a Lockbox or Lockbox Account.  If the Facility Termination Date shall have occurred, no Originator shall instruct any Obligor which is obligated on a Transferred Receivable to remit Collections of any other Receivables owing by such Obligor other than to a Lockbox or Lockbox Account, unless the Buyer has given its prior written consent and the Originators  have implemented such procedures reasonably required by Buyer to ensure that such Obligors continue to make payments on the Transferred Receivables directly to a Lockbox or Lockbox Account.  If any funds not constituting collections of Transferred Receivables are nonetheless deposited into a Lockbox or Lockbox Account and such Originator so notifies Buyer, Buyer shall notify the Administrative Agent to promptly remit any such amounts to the applicable Originator.

(p)           Purchases of Receivables.  No Originator shall, directly or indirectly, purchase any accounts receivable from any Person without the express written consent of the Buyer.

Section 4.04.          Breach of Representations, Warranties or Covenants.  Upon discovery by any Originator or Buyer of any breach of representation, warranty or covenant described in Section 4.01(g), 4.01(l), 4.01(v), 4.01(w), 4.01(z), 4.02(l), 4.02(m), 4.03(a), 4.03(b), 4.03(c), 4.03(d), 4.03(i) and 4.03(o) with respect to any Transferred Receivable, the party discovering the same shall give prompt written notice thereof to the other parties hereto.  The Originator that breached such representation, warranty or covenant shall, if requested by notice from Buyer, on the first Business Day following receipt of such notice, either (a) repurchase the affected Transferred Receivable from Buyer for cash remitted to the applicable Lockbox Account, (b) if the Termination Date has not yet occurred, transfer ownership of a new Eligible Receivable or new Eligible Receivables to Buyer on such Business Day, or (c) in the case of Parent, make a capital contribution in cash to Buyer by remitting the amount of such capital contribution to the Lockbox Account, in each case, in an amount (the “Rejected Amount”) equal to the Billed Amount of such Transferred Receivable minus any Collections received in respect thereof.  Each

Originator shall use commercially reasonable efforts to ensure that no Collections or other proceeds with respect to a Transferred Receivable so reconveyed to it are paid or deposited into any Lockbox Account.

ARTICLE V
INDEMNIFICATION

Section 5.01.          Indemnification.  Without limiting any other rights that Buyer or any of its Stockholders, any of its assignees including the Purchasers and the Administrative Agent, or any of their respective officers, directors, employees or, agents and transferees, successors and assigns (each, a “Buyer Indemnified Person”) may have hereunder or under applicable law, each Originator hereby agrees to indemnify and hold harmless each Buyer Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Buyer Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document, any actions or failures to act in connection therewith, including any and all reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents, or in respect of any Transferred Receivable or any Contract therefor or the use by such Originator of the Sale Price therefor; provided, that no Originator shall be liable for any indemnification to a Buyer Indemnified Person to the extent that any such Indemnified Amounts (a) result from such Buyer Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, (b) constitute  recourse for uncollectible or uncollected Transferred Receivables due to the failure (without cause or justification triggered by the actions of any Originator) or inability on the part of the related Obligor to perform its obligations thereunder or the occurrence of any event of bankruptcy or insolvency with respect to such Obligor or (c) constitute taxes imposed on or measured by the net income, gross receipts or franchise taxes of Buyer or any Affected Party by the laws of the jurisdictions under whose laws Buyer or such Affected Party is organized or is doing business other than solely as a result of entering into the Transaction Documents, or any political subdivision of any such jurisdiction.  Subject to clauses (a), (b) and (c) of the proviso in the immediately preceding sentence, but otherwise without limiting the generality of the foregoing, each Originator shall pay on demand to each Buyer Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i)            reliance on any representation or warranty made or deemed made by such Originator (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by such Originator pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

(ii)           the failure by such Originator to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, including, in the case of any Canadian

Originator, Privacy Laws (as defined in Section 4.01(c)(iv)), or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii)          the failure to vest and maintain vested in Buyer, or to Transfer to Buyer, valid and properly perfected title to and sole legal and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof, free and clear of any Adverse Claim;

(iv)          any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Receivable that is the subject of a Transfer hereunder (including a defense based on any Dilution Factor not reimbursed under Section 2.04 or based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms (other than as a result of a discharge in bankruptcy), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any Originator or any Affiliate thereof acting as the Servicer or a Sub-Servicer);

(v)           any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract related to any Transferred Receivable;

(vi)          the commingling of Collections with respect to Transferred Receivables by any Originator at any time with its other funds or the funds of any other Person;

(vii)         any failure by such Originator to cause the filing of, or any delay in filing, financing statements or to cause the effectiveness of other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable that is the subject of a Transfer hereunder, any Collections in respect thereof, the Lockbox Accounts or the Lockboxes, whether at the time of any such Transfer or at any subsequent time, in each case, to the extent such filing or effectiveness is necessary to maintain the perfection and priority of Buyer’s interest in such property;

(viii)        any investigation, litigation or proceeding related to this Agreement or any other Related Document or the ownership of Transferred Receivables or Collections with respect thereto or any other investigation, litigation or proceeding relating to the Buyer, the Servicer or any Originator brought against any Indemnified Person as a result of any of the transactions contemplated hereby or by any other Related Document;

(ix)           any claim brought by any Person other than a Buyer Indemnified Person arising from any activity by such Originator or any of its Affiliates in servicing, administering or collecting any Transferred Receivables;

(x)            any failure of  a Lockbox Account Bank to comply with the terms of the applicable Lockbox Account Agreement;

(xi)           any action or omission by such Originator which reduces or impairs the rights of the Buyer or any of its assigns with respect to any Transferred Receivable or the value of any such Receivable;

(xii)          any attempt by any Person to void any Transfer or the Lien granted hereunder under statutory provisions or common law or equitable action;

(xiii)         any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Seller Assigned Agreement or any other Seller Collateral, including any failure by any Canadian Originators or Royal Mouldings Limited to collect and remit as required by law any taxes, including without limitation, consumption, sales, use or value added taxes or other personal property taxes, payable to a Canadian Originator or Royal Mouldings Limited by an Obligor in connection with any Receivable or the related Contract or any collateral with respect thereto; or

(xiv)        the failure of any Lockbox Account to be titled in the name of the Buyer.

(b)           Any Indemnified Amounts subject to the indemnification provisions of this Section 5.01 shall be paid by the applicable Originator to the Buyer Indemnified Person entitled thereto within five Business Days following demand therefor.

Section 5.02.          Indemnities by the Servicer.

(a)           Without limiting any other rights that a Buyer Indemnified Person may have hereunder or under applicable law, the Servicer hereby agrees to indemnify and hold harmless each Buyer Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Buyer Indemnified Person in connection with or arising out of the Servicer’s performance of, or failure to perform, its obligations hereunder or out of any breach by the Servicer of its obligations hereunder or under any other Related Document; provided, that the Servicer shall not be liable for any indemnification to a Buyer Indemnified Person to the extent that any such Indemnified Amount (x) results from such Buyer Indemnified Person’s gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction, or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder.  Without limiting the generality of the foregoing, the Servicer shall pay on demand to each Buyer Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i)            reliance on any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Servicer pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

(ii)           the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii)          the imposition of any Adverse Claim or any dispute, claim, offset or defense with respect to any Transferred Receivable or the Seller Collateral as a result of any action taken by the Servicer; or

(iv)          the commingling of Collections with respect to Transferred Receivables by the Servicer at any time with its other funds or the funds of any other Person;

(v)           any investigation, litigation or proceeding relating to the Servicer in which any Buyer Indemnified Person becomes involved as a result of any of the transactions contemplated by the Related Documents;

(vi)          any action or omission by the Servicer which reduces or impairs the rights of the Buyer, the Administrative Agent or any Specified Party with respect to any Transferred Receivable or the value of any Transferred Receivable; or

(vii)         any claim brought by any Person other than a Buyer Indemnified Person arising from any activity by the Servicer or any of its Affiliates in servicing, administering or collecting an Transferred Receivables.

(b)           Any Indemnified Amounts subject to the indemnification provisions of this Section 5.02  shall be paid by the Servicer to the Buyer Indemnified Person entitled thereto within five Business Days following demand therefor.

ARTICLE VI
MISCELLANEOUS

Section 6.01.          Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email of the signed notice in PDF form or facsimile transmission (with such email or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 6.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth below in this Section 6.01 or to such other address (or facsimile number) as may be substituted by notice given as herein provided:

Each Originator:	Georgia Gulf Corporation
115 Perimeter Center Place, Suite 460
Atlanta, GA 30346
Attention: Joel I. Beerman
Phone No.: 770-390-9673
Facsimile No.: 770-395-4523

Buyer:	GGRC Corp.
1011 Centre Road, Suite 322
Wilmington, DE 19805
Attention: James W. Whalen, Jr.
Phone No.: 302-658-0463
Facsimile No.: 302-655-8894

Parent:	Georgia Gulf Corporation
115 Perimeter Center Place, Suite 460
Atlanta, GA 30346
Attention: Joel I. Beerman
Phone No.: 770-390-9673
Facsimile No.: 770-395-4523

Without limiting the generality of the foregoing, all notices to be provided to the Buyer hereunder shall be delivered to both the Buyer and the Administrative Agent under the Purchase Agreement, and shall be effective only upon such delivery to the Administrative Agent in accordance with the terms of the Purchase Agreement.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Buyer) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.  Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

Section 6.02.          No Waiver; Remedies.  Buyer’s failure, at any time or times, to require strict performance by the Originators of any provision of this Agreement or any Receivables Assignment shall not waive, affect or diminish any right of Buyer thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of any Originator contained in this Agreement or any Receivables Assignment, and no breach or default by any Originator hereunder or thereunder, shall be deemed to have been suspended or waived by Buyer unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of Buyer and directed to such Originator specifying such suspension or waiver.  Buyer’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Buyer may have under any other agreement, including the other Related Documents, by operation of law or otherwise.  Recourse to the Receivables shall not be required.

Section 6.03.          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each Originator, Servicer and Buyer and their respective successors and permitted assigns, except as otherwise provided herein.  No Originator nor the Servicer may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Buyer.  Any such purported assignment, transfer, hypothecation or other conveyance by any Originator without the prior express written consent of Buyer, shall be void.  Each Originator and the Servicer acknowledges that Buyer has assigned to the Administrative Agent for the benefit of the Purchasers all of its rights granted hereunder, including the benefit of any indemnities under Article V, and the Administrative Agent has, to the extent of such assignment, all rights of Buyer hereunder and, to the extent permitted under the Purchase Agreement, may in turn assign such rights.  Each Originator and the Servicer agrees that the Administrative Agent may enforce directly, without joinder of Buyer, the rights set forth in this Agreement.  Each of the Administrative Agent and the Specified Parties shall be third party beneficiaries of, and shall be entitled to enforce Buyer’s rights and remedies under, this Agreement to the same extent as Buyer or any of its designated representatives may do.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Originator, the Servicer and Buyer with respect to the transactions contemplated hereby and, except for the Specified Parties and the Administrative Agent, no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.

Section 6.04.          Termination; Survival of Obligations.

(a)           This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

(b)           Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by Buyer under this Agreement shall in any way affect or impair the obligations, duties and liabilities of any Originator, the Servicer or the rights of Buyer relating to any unpaid portion of any and all recourse and indemnity obligations of such Originator or the Servicer to Buyer, including those set forth in Sections 2.04, 4.04, 5.01, 5.01, 6.12, 6.13 and 6.14, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Facility Termination Date.  Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon each Originator and the Servicer, and all rights of Buyer hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies pursuant to Sections 4.04, the indemnification and payment provisions of Article V, and the provisions of Sections 4.03(k), 6.12, 6.14 and 6.15 shall be continuing and shall survive any termination of this Agreement.

Section 6.05.          Complete Agreement; Modification of Agreement.  This Agreement and the other Related Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 6.06.

Section 6.06.          Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any Originator or the Servicer therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto; provided, that, prior to the Termination Date, no amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any Originator or the Servicer therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent.  No consent or demand in any case shall, in itself, entitle any party to any other consent or further notice or demand in similar or other circumstances.

Section 6.07.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)           THIS AGREEMENT AND EACH RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), EXCEPT TO THE EXTENT THAT THE VALIDITY, THE PERFECTION, THE EFFECT OF PERFECTION OR NON-PERFECTION, AND THE PRIORITY, OF THE INTERESTS OF THE BUYER IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)           EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED, FURTHER,

THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE BUYER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE RECEIVABLES OR ANY OTHER SECURITY FOR THE OBLIGATIONS OF THE ORIGINATORS ARISING HEREUNDER, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF BUYER.  EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 6.01 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.  NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)           BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.08.          Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 6.09.          Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 6.10.          Section Titles.  The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 6.11.          No Setoff.  Each Originator’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right such Originator might have against Buyer, all of which rights are hereby expressly waived by such Originator.

Section 6.12.          Confidentiality.

(a)           Each Originator and the Servicer agrees that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Related Documents without the prior written consent of Buyer (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case such Originator or the Servicer shall consult with Buyer prior to the issuance of such news release or public announcement.  Any Originator or the Servicer may, however, disclose the general terms of the transactions contemplated by this Agreement and the Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

(b)           Except to the extent otherwise required by applicable law, or in connection with any judicial or administrative proceedings, as required to be filed publicly with the Securities Exchange Commission, or unless the Originators and the Servicer otherwise consent in writing, the Buyer agrees (i) to maintain the confidentiality of (A) this Agreement (and all drafts hereof and documents ancillary hereto) and (B) all other confidential proprietary information with respect to the Originators, the Servicer and their respective Affiliates and each of their respective businesses obtained by the Buyer in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other documents ancillary hereto, in each case, in its communications with third parties other than any Originator or the Servicer, and (ii) not to disclose, deliver, or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to any Originator.  Notwithstanding the foregoing, Buyer shall be permitted to disclose copies of this Agreement and the confidential proprietary information described above to (1) each Specified Party and each Specified Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, will be instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)) and will be required to agree to such nondisclosure as a condition to receipt of such confidential Information;  (2) any regulatory authority (it being understood that it will to the extent reasonably practicable provide the Originators and/or the Servicer with an opportunity to request confidential treatment from such regulatory authority), (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) to any other party to the Purchase Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee or pledgee of (or participant in), or any prospective assignee or pledgee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the applicable Originator or Servicer or (8) to the extent such Agreement or other information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Buyer or Specified Party on a nonconfidential basis from a source other than the Parent or any Subsidiary thereof.

Section 6.13.          Further Assurances.

(a)           Each Originator shall, at its sole cost and expense, upon request of Buyer, promptly and duly execute and deliver any and all further instruments and documents and take such further actions that may be necessary or desirable or that Buyer may reasonably request to carry out more effectively the provisions and purposes of this Agreement or any other Related Document or to obtain the full benefits of this Agreement and of the rights and powers herein granted, including filing any financing or continuation statements under the UCC or the PPSA, as applicable, with respect to the ownership interests or Liens granted hereunder or under any other Related Document.  Each Originator hereby authorizes Buyer, to file any such financing or continuation statements.  A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables or any part thereof shall be sufficient as a notice or financing statement where permitted by law.  If any amount payable under or in connection with any of the Transferred Receivables is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to Buyer immediately upon such Originator’s receipt thereof and promptly delivered to Buyer.

(b)           If any Originator fails to perform any agreement or obligation under this Section 6.13, Buyer may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Buyer incurred in connection therewith shall be payable by such Originator upon demand of Buyer.

Section 6.14.          Fees and Expenses.  In addition to its indemnification obligations pursuant to Article V, each Originator agrees, jointly and severally, to pay on demand all costs and expenses incurred by Buyer in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Related Documents, including the reasonable fees and out-of-pocket expenses incurred by Buyer, (including any such amounts owed by Buyer in connection with its financing of the Transfers hereunder), for counsel, advisors, consultants and auditors retained in connection with the transactions contemplated hereby and advice in connection therewith, and each Originator agrees, jointly and severally, to pay all costs and expenses, if any (including reasonable attorneys’ fees and expenses but excluding any costs of enforcement or collection of the Transferred Receivables), in connection with the enforcement of this Agreement and the other Related Documents.

Section 6.15.          Nonrecourse Obligations.  Notwithstanding any provision in any other Section of this Agreement to the contrary, any obligation of Buyer to pay any amounts payable to the Originators pursuant to this Agreement shall be without recourse to the Buyer except to the extent that funds from Purchases or Collections are available to the Buyer pursuant to the terms of the Purchase Agreement for such payment (collectively, the “Buyer Available Amounts”), in the event that amounts payable to the Originators pursuant to this Agreement exceed the Buyer Available Amounts, the excess of the amounts due hereunder (and subject to this Section 6.15) over the Buyer Available Amounts paid shall not constitute a “claim” under Section 101(5) of the Bankruptcy Code against Buyer until such time as the Buyer has Buyer Available Amounts.

Section 6.16.          Interpretation.  References herein to the “security interest” of the Buyer in the Transferred Receivables shall be given the meaning ascribed thereto in Section 1-201(37) of the UCC and, in the case of any Canadian Originator, the meaning ascribed thereto under the PPSA, in each case in the context of a security interest in accounts receivable, and accordingly shall refer to a lien or ownership interest, as applicable, consistent with the requirements of Section 2.02.

Section 6.17.          Amendment and Restatement.  Effective as of the date hereof, (a) this Agreement shall amend and restate in its entirety the Existing Sale Agreement but shall not constitute a novation thereof and (b) each reference to the Existing Sale Agreement in any of the Related Documents, or any other document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement.

ARTICLE VII
SERVICER PROVISIONS

Section 7.01.          Appointment of the Servicer.  Buyer hereby appoints the Servicer as its agent to service the Transferred Receivables on behalf of the Buyer and the Purchasers and, in accordance with the Related Documents, to enforce Buyer’s and the Purchasers’ rights and interests in and under each Transferred Receivable and Contract therefor and to serve in such capacity until the termination of its responsibilities pursuant to Sections 8.01 or 9.01.  In connection therewith, the Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein.  The Servicer may, with the prior written consent of the Administrative Agent, subcontract with a Sub-Servicer for the collection, servicing or administration of the Transferred Receivables; provided that no such consent shall be needed for the Servicer to subcontract with a Sub-Servicer that is also an Originator; and further provided, that (i) the Servicer shall remain liable for the performance of the duties and obligations of such Sub-Servicer pursuant to the terms hereof, (ii) any Sub-Servicing Agreement that may be entered into and any other transactions or services relating to the Transferred Receivables involving a Sub-Servicer shall be deemed to be between the Sub-Servicer and the Servicer alone, and none of the Buyer or any Specified Party shall be deemed a party thereto and shall have no obligations, duties or liabilities with respect to the Sub-Servicer, (iii) each Sub-Servicing Agreement shall expressly provide that it shall automatically terminate upon the termination of the Servicer’s responsibilities hereunder in accordance with the terms hereof and (iv) each Originator acting as a Sub-Servicer hereby acknowledges that its rights as a Sub-Servicer shall terminate automatically, upon the termination of the Servicer’s responsibilities hereunder.

Section 7.02.          Duties and Responsibilities of the Servicer.

(a)           Subject to the provisions of this Agreement, the Servicer shall conduct the servicing, administration and collection of the Transferred Receivables and shall take, or cause to be taken, all actions that (i) may be necessary or advisable to service, administer and collect each Transferred Receivable from time to time, (ii) the Servicer would take if the Transferred Receivables were owned by the Servicer, and (iii) are consistent with the Credit and Collection Policies and with a level of care no less diligent than that employed by the Servicer with respect to similar accounts receivable owned by it or its Affiliates.

(b)           In addition to the foregoing, in order to ensure that the Buyer has adequate funding for the purchase of Receivables hereunder, the Servicer shall be responsible for the following:

(i)            preparation and delivery on behalf of Buyer all Capital Purchase Requests, Capital Investment Reduction Notices, Investment Base Certificates, Monthly Reports and Weekly Reports required to be delivered under the Purchase Agreement;

(ii)           calculation and monitoring of the Investment Base and the components thereof, and whether the Receivables included in the calculation of the Net Receivables Balance are in fact Eligible Receivables; and

(iii)          establishment, maintenance and administration of the Lockbox Accounts and the Seller Account in accordance with Article VI of the Purchase Agreement.

(c)           The Servicer shall remain a non-resident of Canada for purposes of, and shall not register with any Governmental Authority in Canada in any manner that would subject it to the requirement to collect, Canadian federal goods and services tax, harmonized sales tax, Quebec sales tax or any other value added tax imposed by any Governmental Authority in Canada, and shall engage Canadian Originator to act as Sub-servicer for purposes of carrying on any servicing activities in Canada.

Section 7.03.          Collections on Receivables.

(a)           In the event that the Servicer is unable to determine the specific Transferred Receivables on which Collections have been received from the Obligor thereunder, the parties agree that such Collections shall be deemed to have been received on such Receivables in the order in which they were originated with respect to such Obligor.  In addition, if an Obligor is an obligor on Transferred Receivables and any other Receivables or indebtedness owed to any Originator, the Parent or any of their respective Affiliates then, unless otherwise required by applicable law, Collections on such Transferred Receivables or other Receivables or indebtedness shall be treated first, as a Collection of any Transferred Receivables of such Obligor, in the order in which they were originated, before being applied to any other Receivables or other indebtedness of such Obligor.  In the event that the Servicer is unable to determine the specific Transferred Receivables on which discounts, offsets or other non-cash reductions have been granted or made with respect to the Obligor thereunder, the parties agree for purposes of this Agreement only that such reductions shall be deemed to have been granted or made (i) prior to a Termination Event, on such Receivables as determined by the Servicer, and

(ii) from and after the occurrence of a Termination Event, in the reverse order in which they were originated with respect to such Obligor.

(b)           If the Servicer determines that amounts unrelated to the Transferred Receivables (the “Unrelated Amounts”) have been deposited in any Lockbox Account, then the Servicer shall provide written evidence thereof to the Buyer and the Administrative Agent no later than the first Business Day following the day on which the Servicer had actual knowledge thereof, which evidence shall be provided in writing and shall be otherwise satisfactory to Buyer.

(c)           Authorization of the Servicer.  Buyer hereby authorizes the Servicer to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the rights of the Buyer hereunder, in the determination of the Servicer, to (a) collect all amounts due under any Transferred Receivable, including endorsing the applicable name on checks and other instruments representing Collections on such Receivable, and executing and delivering any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to any such Receivable and (b) after any Transferred Receivable becomes a Delinquent Receivable or a Defaulted Receivable and to the extent permitted under and in compliance with applicable law and regulations, commence proceedings with respect to the enforcement of payment of any such Receivable and the Contract therefor and adjust, settle or compromise any payments due thereunder, in each case to the same extent as the applicable Originator could have done if it had continued to own such Receivable.  The Seller shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder.  Notwithstanding anything to the contrary contained herein, the Buyer (or the Administrative Agent, as the Buyer’s Assignee) shall, following the occurrence of an Event of Servicer Termination, have the absolute and unlimited right to direct the Servicer (at the Servicer’s expense) (i) to commence or settle any legal action to enforce collection of any Transferred Receivable or (ii) to foreclose upon, repossess or take any other action that the Buyer  (or the Administrative Agent, as Buyer’s assignee) deems necessary or advisable with respect thereto.  In no event shall the Servicer be entitled to make Buyer or any Specified Party a party to any Litigation without, as the case may be, Buyer’s or such Specified Party’s express prior written consent.

(d)           Servicing Fees.  As compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, the Servicer shall be entitled to receive the Servicing Fees monthly on each Settlement Date.  Such Servicing Fees shall be payable from available funds in accordance with Section 2.07 and 2.08 of the Purchase Agreement.  The Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment therefor other than the Servicing Fees.

Section 7.04.          Covenants of the Servicer.  The Servicer covenants and agrees that from and after the Effective Date and until the Termination Date:

(a)           Compliance with Agreements and Applicable Laws.  The Servicer shall perform each of its obligations under this Agreement and the other Related Documents.  The Servicer shall comply with all federal, state, provincial and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits, except, in each case, where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(b)           Maintenance of Existence and Conduct of Business.  The Servicer shall:  (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with the terms of its certificate or articles of incorporation and by-laws; and (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except to the extent that the failure to comply with this clause (iii) could not reasonably be expected to have a Material Adverse Effect.

(c)           ERISA.  The Servicer shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or applicable Canadian federal or provincial pension benefits standards legislation, or (ii) could reasonably be expected to result in the incurrence by Servicer of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business) or, wind up liabilities with respect to a defined benefit pension plan under applicable Canadian federal or provincial pension benefits standards legislation.

(d)           Compliance with Credit and Collection Policies.  The Servicer shall comply with the Credit and Collection Policies with respect to each Transferred Receivable and the Contract therefor.  The Servicer shall not extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, except that the Servicer may (i) reduce the Outstanding Balance of a Receivable as required to reflect any Dilution Factors and (ii) take such actions, to the extent permitted by the Credit and Collection Policies, as the Servicer may deem reasonably necessary or desirable in order to maximize Collections with respect to any past-due Receivable so long as, after giving effect to any such action, no Receivables which constituted Eligible Receivables prior to such action would no longer constitute Eligible Receivables as a result of such action.  The Servicer shall not without the prior written consent of the Buyer amend, modify or waive any term or provision of the Credit and Collection Policies.

(e)           Ownership of Transferred Receivables; Servicing Records.  The Servicer shall (i) identify the Transferred Receivables clearly and unambiguously in its Servicing Records to reflect that such Transferred Receivables are the property of the Buyer and that a Lien on such Transferred Receivables has been granted to the Administrative Agent for the benefit of the Purchasers and that undivided interests therein have been transferred pursuant to the Purchase Agreement; (ii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing such Receivables in the event of the destruction of any originals thereof) as are reasonably necessary or advisable in accordance with industry practice (1) to reflect promptly (a) all payments received and all credits and extensions granted with respect to such Receivables, (b) the return, rejection, repossessions, or stoppage in transit of any merchandise the sale of which has given rise to any such Receivable and (c) any other reductions in the Outstanding Balance of the Receivables on account of Dilution Factors; and (2) to determine no less frequently than the date each Daily Report, Weekly Report or Monthly Report is due, whether each Transferred Receivable then outstanding qualifies as an Eligible Receivable; (iii) by no later than the Effective Date (or, in the case of records relating solely to a New Originator, by no later than the applicable Initial Sale Date), mark conspicuously its books and records (including computer records) and credit files pertaining to the Seller Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto with the following legend “The accounts receivable and other obligations set forth herein, together with certain related property interests, have been sold to GGRC Corp., and interests therein have been further transferred to certain purchasers for whom General Electric Capital Corporation acts as agent.”, to evidence the assignment of the Receivables under this Agreement and the assignment and Liens granted pursuant to the Purchase Agreement.  Upon the occurrence and during the continuance of a Termination Event, the Servicer shall deliver and turn over such books and records to the Buyer (or the Administrative Agent, as the Buyer’s assignee) or its representatives at any time on demand.

(f)            Payment and Performance of Charges and other Obligations.

(i)            Subject to Section 7.04(f)(ii), the Servicer shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any amount thereof shall become past due.

(ii)           The Servicer may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 7.04(f)(i); provided that (A) adequate reserves with respect to such contest are maintained on the books of the Servicer, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Seller Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) the Administrative Agent has not advised the Servicer in writing that it reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.

(g)           Access.  The Servicer agrees to provide Buyer (or the Administrative Agent, as the Buyer’s assignee) and the Buyer’s (or the Administrative Agent’s, as the Buyer’s assignee) officers, employees, directors, agents and representatives with all access that the Originators have covenanted and agreed to provide to the Buyer in Section 4.02(b).

(h)           [Intentionally Reserved.]

(i)            Collection of Transferred Receivables.  In connection with the collection of amounts due or to become due under the Transferred Receivables, the Seller Assigned Agreements and any other Seller Collateral, the Servicer shall take such action as it and, from and after the occurrence and during the continuance of a Termination Event, the Buyer (or the Administrative Agent, as the Buyer’s assignee) may deem necessary or desirable to enforce collection of the Transferred Receivables, the Seller Assigned Agreements and the other Seller Collateral; provided that applicable Originator may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Buyer, for deposit into an Agent Account, an amount equal to the Outstanding Balance of any such Transferred Receivable.  If  an Incipient Termination Event or a Termination Event shall have occurred and be continuing the Buyer (or the Administrative Agent, as the Buyer’s assignee) may, without prior notice to any Originator or the Servicer, (x) exercise any rights with respect to exclusive ownership and control of the Collections and the Lockbox Accounts in accordance with the terms of the applicable Lockbox Account Agreements (in which case the Servicer shall be required to deposit any Collections it then has in its possession or at any time thereafter receives, immediately in an Agent Account) and (y) notify any Obligor under any Transferred Receivable or obligors under the Seller Assigned Agreements of the sale to Buyer of such Transferred Receivables and of the pledge of such Transferred Receivables or Seller Assigned Agreements, as the case may be, to the Administrative Agent and direct that payments of all amounts due or to become due to the Buyer thereunder be made directly to the Buyer or any servicer, collection agent or Lockbox or other account designated by the Buyer (or the Administrative Agent, as the Buyer’s assignee) and the Buyer (or the Administrative Agent, as the Buyer’s assignee) may enforce collection of any such Transferred Receivable or the Seller Assigned Agreements and adjust, settle or compromise the amount or payment thereof.  The Buyer shall provide prompt notice to the Servicer of any such notification of assignment, pledge or direction of payment to the Obligors under any Transferred Receivables.

(j)            Performance of Seller Assigned Agreements.  The Servicer shall (i) perform and observe all the terms and provisions of the Seller Assigned Agreements to be performed or observed by it, maintain the Seller Assigned Agreements in full force and effect, enforce the Seller Assigned Agreements in accordance with their terms and take all action as may from time to time be requested by the Buyer (or the Administrative Agent, as the Buyer’s assignee) in order to accomplish the foregoing, and (ii) upon the request of and as directed by the Buyer (or the Administrative Agent, as the Buyer’s assignee) , make such demands and requests to any other party to the Seller Assigned Agreements as are permitted to be made by the Servicer thereunder.

(k)           License for Use of Software and Other Intellectual Property.  Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Servicer hereby grants to the Buyer (and to the Administrative Agent on behalf of the Purchasers as assignee of the Buyer) a limited license to use, without charge, the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the

Transferred Receivables and the other Seller Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Transferred Receivables and the advertising for sale, and selling any of the Seller Collateral, or exercising of any other remedies with respect thereto, and the Servicer agrees that its rights under all licenses and franchise agreements shall inure to the Buyer (and to the Administrative Agent on behalf of the Purchasers as assignee of the Buyer) for purposes of the license granted herein.  Except upon the occurrence and during the continuation of a Termination Event, the Buyer agrees not to use (and shall cause the Administrative Agent to covenant not to use) any such license without the consent of the Servicer.  The Servicer represents and warrants that no third-party licenses or approvals are required for Buyer or the Administrative Agent to use any programs used by the Servicer to service the Receivables other than those which have been obtained and are in full force and effect.

(l)            Deposit of Collections.  The Servicer shall (and shall cause each of its Affiliates to) (i) instruct all Obligors to remit all payments with respect to any Transferred Receivables directly into a Lockbox or a Lockbox Account, and (ii) deposit or cause to be deposited promptly into a Lockbox or a Lockbox Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive in respect of Transferred Receivables (and until so deposited, all such Collections shall be held in trust for the benefit of Buyer and its assigns (including the Administrative Agent and the Purchasers).  The Servicer shall not make or permit to be made deposits into a Lockbox or a Lockbox Account other than in accordance with this Agreement and the other Related Documents.  Without limiting the generality of the foregoing, the Servicer shall use commercially reasonable efforts to ensure that no Collections or other proceeds with respect to a Receivable reconveyed to any Originator pursuant to Section 4.04 hereof are paid or deposited into any Lockbox or Lockbox Account.

(m)          Commingling.  The Servicer shall not (and shall cause each other member of the Parent Group not to) deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox or Lockbox Account except as otherwise permitted by Section 4.03(o) hereof.  If any funds not constituting Collections of Transferred Receivables are nonetheless deposited into a Lockbox or Lockbox Account and the Servicer so notifies Buyer, Buyer shall promptly remit any such amounts to the applicable Originator.  So long as any Transferred Receivables of an Obligor remain unpaid, the Servicer shall not instruct such Obligor to remit Collections of any Receivables to any Person or account other than to a Lockbox or Lockbox Account.

(n)           Separate Identity.  The Servicer shall comply with Section 4.02(i) to the same extent as if it were an Originator.

Section 7.05.          Reporting Requirements of the Servicer.  The Servicer hereby agrees that, from and after the Effective Date and until the Termination Date, it shall prepare and deliver or cause to be prepared and delivered to the Purchasers and the Administrative Agent, on behalf of the Buyer, the financial statements, notices, reports, and other information set forth in Annex 5.02(a) to the Purchase Agreement at the times, to the Persons and in the manner set forth in Annex 5.02(a) of the Purchase Agreement.

ARTICLE VIII
EVENTS OF SERVICER TERMINATION

Section 8.01.          Events of Servicer Termination.  If any of the following events (each, an “Event of Servicer Termination”) shall occur (regardless of the reason therefor) and be continuing:

(a)           the Servicer shall (i) fail to make any payment or deposit hereunder when due and payable and the same shall remain unremedied for two (2) Business Days or more; (ii) fail to deliver when due any of the reports required to be delivered pursuant to Section 7.05 or any other report related to the Transferred Receivables as required by the other Related Documents and the same shall remain unremedied for five (5) Business Days or more; or (iii) fail or neglect to perform, keep or observe any other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 8.01) and the same shall remain unremedied for ten (10) Business Days or more following the earlier to occur of an Authorized Officer of the Servicer becoming aware of such breach and the Servicer’s receipt of notice thereof; or

(b)           (i) the Servicer shall fail to make any payment with respect to any of its Debts which is in an aggregate principal amount in excess of $20,000,000 when due, and the same shall remain unremedied for any applicable grace period with respect thereto; or (ii) a default or breach shall occur under any agreement, document or instrument to which the Servicer is a party or by which the Servicer or its property is bound (other than a Related Document), and such default or breach has not been waived or shall remain unremedied after any applicable grace period with respect thereto and which involves a Debt which is in an aggregate principal amount in excess of $20,000,000; or

(c)           a case or proceeding shall have been commenced against the Servicer or any Affiliate which acts as a Sub-Servicer seeking a decree or order in respect of any such Person (i) under the Bankruptcy Code or any other applicable federal, state, provincial or foreign bankruptcy or other similar law, including the BIA or the CCAA, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person, and such case or proceeding continues for 45 days unless dismissed or discharged; provided, however, that such 45-day period shall be deemed terminated immediately if (x) a decree or order is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (c), or (y) any of the events described in Section 8.01(d) shall have occurred; or

(d)           the Servicer or any Affiliate which acts as a Sub-Servicer shall (i) file a petition seeking relief under the Bankruptcy Code, the BIA or the CCAA or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under the Bankruptcy Code, the BIA or the CCAA or any other applicable federal, state or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing; or

(e)           the Servicer or any Affiliate which acts as a Sub-Servicer generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

(f)            a final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate (net of insurance proceeds) at any time outstanding shall be rendered against the Servicer or any other Subsidiary of the Parent which acts as a Sub-Servicer and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

(g)           (i) any information contained in any Investment Base Certificate, Daily Report, Monthly Report or Weekly Report is untrue or incorrect in any material respect as of its date or (ii) any representation or warranty of the Servicer herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Investment Base Certificate) made or delivered by the Servicer to any Specified Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made and such representation and warranty, if relating to any Transferred Receivable, has not been cured by the repurchase of any such Transferred Receivable pursuant to Section 4.04; provided, that the inaccuracy of information in any Daily Report, if made without actual knowledge of such inaccuracy, shall not constitute an Event of Servicer Termination if such information is corrected by delivery of a new Daily Report within two Business Days of the untrue or inaccurate information; or

(h)           the Buyer shall have reasonably determined that any event or condition has occurred that has resulted, or could reasonably be expected to result, in a Material Adverse Effect described in clause (b) of the definition thereof; or

(i)            a Termination Event shall have occurred or this Agreement shall have been terminated prior to the repayment in full of all Seller Obligations; or

(j)            the Servicer shall assign or purport to assign any of its obligations hereunder without the prior written consent of the Buyer; or

(k)           a Change of Control shall occur;

then, and in any such event, the Buyer may, by delivery of a Servicer Termination Notice to the Servicer, terminate the servicing responsibilities of the Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by the Servicer.  Upon the delivery of any such notice, all authority and power of the Servicer under this Agreement shall pass to and be vested in the Successor Servicer acting pursuant to Section 9.02; provided, that notwithstanding anything to the contrary herein, the Servicer agrees to continue to follow the procedures set forth in Section 7.02 with respect to Collections on the Transferred Receivables until a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 9.02.

ARTICLE IX
SUCCESSOR SERVICER PROVISIONS

Section 9.01.          Servicer Not to Resign.  The Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination that (a) the performance of its duties hereunder has become impermissible under applicable law or regulation and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder become permissible under applicable law.  Any such determination shall (i) with respect to clause (a) above, be evidenced by an opinion of counsel to such effect and (ii) with respect to clause (b) above, be evidenced by an Officer’s Certificate to such effect, in each case delivered to the Buyer and the Administrative Agent.  No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 9.02.

Section 9.02.          Appointment of the Successor Servicer.  In connection with the termination of the Servicer’s responsibilities or the resignation by the Servicer under this Agreement pursuant to Sections 8.01 or 9.01, respectively, the Buyer may at any time appoint a successor servicer to the Servicer that shall be acceptable to the Administrative Agent and shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement (the Administrative Agent, in such capacity, or such successor servicer being referred to as the “Successor Servicer”); provided, that the Successor Servicer shall have no responsibility for any actions of the Servicer prior to the date of its appointment or assumption of duties as Successor Servicer.  In selecting a Successor Servicer, the Buyer may (but shall not be required to) obtain bids from any potential Successor Servicer and may agree to any bid it deems appropriate.  The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to the Buyer an instrument in form and substance acceptable to the Buyer and the Administrative Agent.

Section 9.03.          Duties of the Servicer.  The Servicer covenants and agrees that, following the appointment of, or assumption of duties by, a Successor Servicer:

(a)           The Servicer shall terminate its activities as Servicer hereunder in a manner that facilitates the transfer of servicing duties to the Successor Servicer and is otherwise acceptable to the Buyer and the Administrative Agent and, without limiting the generality of the foregoing, shall, at its own expense, timely deliver (i) any funds to the Administrative Agent that were required to be remitted to the Administrative Agent for deposit in an Agent Account under the Purchase Agreement and (ii) copies of all Servicing Records and other information with respect to the Transferred Receivables to the Successor Servicer at a place selected by the Successor Servicer.  The Servicer shall cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement and shall account for all funds and shall execute and deliver such instruments and do such other things as may be required to vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.  All reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with transferring all files and other documents in respect of the Transferred Receivables to the Successor Servicer shall be for the account of the predecessor Servicer.

(b)           The Servicer shall terminate each existing Sub-Servicing Agreement and the Successor Servicer shall not be deemed to have assumed any of the Servicer’s interests therein or to have replaced the Servicer as a party thereto.

(c)           In the event that the Servicer is terminated as Servicer hereunder but no Successor Servicer has been appointed, the Servicer shall timely deliver to the Administrative Agent or its designee, at a place designated by the Administrative Agent or such designee, all Servicing Records and other information with respect to the Transferred Receivables which otherwise would be required to be delivered to the Successor Servicer under Section 9.03(a) above, and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with transferring such files and other documents to the Administrative Agent shall be for the account of the predecessor Servicer.

Section 9.04.          Effect of Termination or Resignation.  Any termination of or resignation by the Servicer hereunder shall not affect any claims that the Buyer or its assigns may have against the Servicer for events or actions taken or not taken by the Servicer arising prior to any such termination or resignation.

Section 9.05.          Power of Attorney.  On the Closing Date, the Servicer shall execute and deliver a power of attorney in substantially in the form attached hereto as Exhibit 9.05 (a “Power of Attorney”).  The Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Transferred Receivables have been indefeasibly paid or otherwise written off as uncollectible.  The powers conferred on the Buyer and the Administrative Agent under each Power of Attorney are solely to protect the interests of the Buyer in the Transferred Receivables and the ability of the Successor Servicer to assume the servicing rights, powers and responsibilities of the Servicer hereunder and shall not impose any duty upon the Buyer, the Administrative Agent or the Successor Servicer to exercise any such powers.

Section 9.06.          No Proceedings.  Each Originator and Servicer agrees that, from and after the Closing Date and until the date one year plus one day following the Termination Date, it will not, directly or indirectly, institute or cause to be instituted against Buyer any proceeding of the type referred to in Sections 8.01(d) and 8.01(e) of the Purchase Agreement.  This Section 9.06 shall survive the termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Receivables Sale and Servicing Agreement to be executed by their respective duly authorized representatives, as of the date first above written.

GEORGIA GULF CORPORATION, as an Originator and as Servicer

By	/s/ Gregory Thompson
Name
Title

GEORGIA GULF CHEMICALS & VINYLS, LLC, as an Originator

By	/s/ Gregory Thompson
Name
Title

GEORGIA GULF LAKE CHARLES, LLC as an Originator

By	/s/ Gregory Thompson
Name
Title

ROYAL MOULDINGS LIMITED, as an Originator

By	/s/ Gregory Thompson
Name
Title

ROYAL GROUP, INC., as an Originator

By	/s/ Gregory Thompson
Name
Title

ROYAL WINDOW AND DOOR PROFILES PLANT 12 INC., as an Originator

By	/s/ Gregory Thompson
Name
Title

ROYAL WINDOW AND DOOR PROFILES PLANT 13 INC., as an Originator

By	/s/ Gregory Thompson
Name
Title

ROYAL WINDOW AND DOOR PROFILES PLANT 14 INC., as an Originator

By	/s/ Gregory Thompson
Name
Title

ROYAL OUTDOOR PRODUCTS, INC., as an Originator

By	/s/ Gregory Thompson
Name
Title

PLASTIC TRENDS, INC., as an Originator

By	/s/ Gregory Thompson
Name
Title

GGRC CORP., as Buyer

By	/s/ Mark E. Buckis
Name
Title

[EXHIBITS, SCHEDULES AND ALL ANNEXES, EXCEPT ANNEX X, OMITTED]

ANNEX X

to

AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

and

SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

dated as of

March 17, 2009

Definitions and Interpretation

SECTION 1.  Definitions and Conventions.  Capitalized terms used in the Sale Agreement (as defined below) and the Purchase Agreement (as defined below) shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Purchase Agreement.

“Additional Costs” shall have the meaning assigned to it in Section 2.09(b) of the Purchase Agreement.

“Administrative Agent” shall have the meaning set forth in the Preamble of the Purchase Agreement.

“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under any Related Document, the Existing Purchase Agreement or the Existing Sale Agreement.

“Affected Party” shall mean each of the following Persons: each Purchaser, the Administrative Agent, the Depositary, each Affiliate of the foregoing Persons, and any SPV or participant with the rights of a Purchaser under Section 12.02(c) of the Purchase Agreement and their respective successors, transferees and permitted assigns.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

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“Agent Account” shall mean (i) the Master Agent Account and (ii) account # XXXXXXXX established at Royal Bank of Canada in the name of the Administrative Agent.

“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Applicable Index Rate Margin” shall mean 3.00% per annum.

“Applicable LIBOR Margin” shall mean 4.50% per annum.

“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit 12.02 attached to the Purchase Agreement.

“Attributable Rate” shall have the meaning assigned to it in Section 2.11 of the Purchase Agreement.

“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, the Purchase Agreement and the other Related Documents.

“Availability” shall mean, as of any date of determination, the amount, if any, by which the Investment Base exceeds the Capital Investment, in each case as of the end of the immediately preceding day.

“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended from time to time, and any regulations promulgated thereunder.

“Billed Amount” shall mean, with respect to any Receivable, the Dollar Equivalent Amount billed on the Billing Date to the Obligor thereunder.

“Billing Date” shall mean, with respect to any  Receivable, the date on which the invoice with respect thereto was generated.

“Breakage Costs” shall have the meaning assigned to it in Section 2.10 of the Purchase Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or, with respect to any

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remittances to be made by any Lockbox Account Bank to any related Lockbox Account, in the jurisdiction(s) in which the Accounts maintained by such Banks are located.

“Buyer” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Buyer Available Amounts” shall have the meaning assigned to it in Section 6.15 of the Sale Agreement.

“Buyer Indemnified Person” shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.

“Canadian Dollar Receivable” has the meaning set forth in clause (d) of the definition of “Eligible Receivable”.

“Canadian Originator” means (i) Royal Group, Inc. and (ii) any other Originator that is organized under the laws of Canada or any province thereof.

“Canadian Receivables Excess Amount” shall mean, as of any date of determination, an amount (without duplication) equal to the sum of the following:

(i)                                     the amount by which the aggregate Outstanding Balance of Eligible Receivables that are Canadian Dollar Receivables exceeds 30% of the Modified Net Receivables Balance (or such lesser amount designated by the Administrative Agent in writing to the Seller prior to the Initial Sale Date for Royal Group, Inc.);

(ii)                                  the amount by which the aggregate Outstanding Balance of Eligible Receivables that are Canadian Dollar Receivables that are owing by Obligors organized under the laws of the United States (or any state or subdivision thereof) exceeds 10% of the Modified Net Receivables Balance (or such lesser amount designated by the Administrative Agent in writing to the Seller prior to the Initial Sale Date for Royal Group, Inc.); and

(iii)                               the amount by which the sum of (A) the aggregate Outstanding Balance of Eligible Receivables that are Canadian Dollar Receivables and (B) the aggregate Outstanding Balance of Eligible Receivables that are owing by Obligors organized under the laws of Canada but are not Canadian Dollar Receivables exceeds 50% of the Modified Net Receivables Balance (or such lesser amount designated by the Administrative Agent in writing to the Seller prior to the Initial Sale Date for Royal Group, Inc.).

“Capital Investment” shall mean, as of any date of determination, the amount equal to (a) the aggregate Purchases made by the Purchasers under the Purchase Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Purchaser in reduction of Capital Investment pursuant to the Purchase Agreement on or before such date; provided, that references to the Capital Investment of any Purchaser shall mean an amount equal to (x) the Purchases made by such Purchaser pursuant to the Purchase Agreement on or before such date, minus (y)

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the aggregate amounts disbursed to such Purchaser in reduction of the Capital Investment pursuant to the Purchase Agreement on or before such date and not required to be returned as preference payments or otherwise and provided, further that if any repayment of Capital Investment is rescinded or is required to be returned as a preference or for any other reason, then Capital Investment shall include the amount so rescinded or returned.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Capital Purchase” shall have the meaning assigned to it in Section 2.01 of the Purchase Agreement.

“Capital Purchase Request” shall have the meaning assigned to it in Section 2.03(b) of the Purchase Agreement.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended from time to time.

“Change of Control” means an event or series of events by which:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% of the Equity Interests of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)                                 during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at

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least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors);

(c)                                  the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the 2006 Senior Subordinated Notes Documents (as defined in the Credit Agreement as in effect as of the Closing Date);

(d)                                 the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the 2006 Senior Notes Documents (as defined in the Credit Agreement as in effect as of the Closing Date);

(e)                                  the failure of the Parent to own 100% of the issued and outstanding capital stock of the Seller, free and clear of any Lien other than the Lien granted in favor of Bank of America, N.A., as Administrative Agent in connection with the Credit Agreement; or

(f)                                    any Transaction Party has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of its assets (other than such a sale of assets from one Originator to another Originator).

“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Seller Collateral or any other property of the Seller or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Seller or any Originator.

“Class” shall mean, with respect to an Obligor, at any time of determination the classification of such Obligor as a “Class A Obligor” or “Class B Obligor”.

“Class A Obligor” and “Class B Obligor”, respectively, shall mean at any time of determination, an Obligor having an unsecured long-term debt rating and equivalent short-term rating from each of S&P and Moody’s as described below:

Class of Obligor	Short-Term Rating	Long-Term Rating of Obligor

Class A Obligor	A-3/P-3 or higher	BBB-/Baa3 or higher

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Class of Obligor	Short-Term Rating	Long-Term Rating of Obligor

Class B Obligor	Not rated or lower than those required for a Class A Obligor	Not rated or lower than those required for a Class A Obligor

For purposes of calculating the foregoing, (i) an Obligor’s short term rating from S&P and/or Moody’s shall govern, (ii) an Obligor which does not have a short-term rating from S&P and/or Moody’s but which has the equivalent long-term debt rating from such Rating Agency as described above shall be deemed to have the related short-term rating, and (iii) if an Obligor’s short-term rating results in two different “Classes of Obligor” (because of differences in the short-term ratings assigned by each of S&P and Moody’s, the Class for such Obligor shall be based upon the lower of the short-term ratings.

“Closing Date” shall mean March 17, 2009.

“Collections” shall mean, with respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible) and any amounts required to be paid by an Originator pursuant to Section 2.04 of the Sale Agreement.

“Commitment” shall mean as to any Purchaser, the maximum amount which such Purchaser is obligated to pay under the Purchase Agreement on account of all Purchases, as set forth in the signature page to the Purchase Agreement or in the most recent Assignment Agreement executed by such Purchaser, as such amount may be adjusted, if at all, from time to time in accordance with the Purchase Agreement.

“Commitment Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Purchase Agreement.

“Commitment Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Purchase Agreement.

“Concentration Percentage” shall mean, with respect to an Obligor as of any date of determination, the General Concentration Percentage or, if applicable, the Special Concentration Percentage for such Obligor at such date of determination.

“Contract” shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Contributed Receivables” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

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“Credit Agreement” shall mean that certain Credit Agreement, dated as of October 3, 2006, among the Parent, Royal Group, Inc., the subsidiaries of the Parent from time to time party thereto, the lenders and financial institutions from time to time party thereto, and Bank of America, National Association, as Domestic Administrative Agent, Domestic Collateral Agent and Domestic L/C Issuer and as in effect on Closing Date together with all amendments, restatements, supplements or modifications thereto that are in effect on the Closing Date or adopted from time to time thereafter to the extent not prohibited under the Related Documents, and any refinancings, replacements or refundings thereof that (a) are agreed to by (i) the Administrative Agent and Requisite Purchasers or (b) (i) have terms and conditions no less favorable (as determined by the Administrative Agent, in the exercise of its reasonable credit judgment) to the Administrative Agent or any Purchaser than the terms and conditions of the existing Credit Agreement and (ii) with respect to which an intercreditor agreement having terms and conditions acceptable to the Administrative Agent and the Purchasers.

“Credit and Collection Policies” shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Closing Date and attached as Exhibit A to the Purchase Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified with the prior written consent of the Administrative Agent.

“Daily Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Purchase Agreement.

“Daily Yield” shall mean, for any day, the aggregate of the following for each portion of the Capital Investment: the product of (a) the portion of Capital Investment outstanding on such day at a given Daily Yield Rate multiplied by (b) the Daily Yield Rate for such portion of Capital Investment on such day.

“Daily Yield Rate” shall mean, (i) for an Index Rate Purchase, the Index Rate and (ii) for a LIBOR Rate Purchase, the LIBOR Rate plus, in each case, 3.00% per annum if a Termination Event has occurred and is continuing.

“Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred 90 days or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest

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rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA (except for premium payments arising in the ordinary course of business), (i) all Guaranteed Indebtedness of such Person, (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (k) all “Indebtedness” as such term is defined in the Credit Agreement, (l) all “Loans” and other obligations of the Parent and its Subsidiaries under the Credit Agreement (which shall only be Debt of the Parent, its Subsidiaries and any Person who guarantees such Debt), and (m) the Seller Obligations.

“Defaulted Receivable” shall mean any Transferred Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than sixty (60) days after its Maturity Date or (b) that otherwise has been or should be written off in accordance with the Credit and Collection Policies.

“Defaulted Receivable Ratio” shall mean, as of the last day of any Settlement Period, the ratio (expressed as a percentage) of:

(a)                                  the sum of (without duplication) (i) the aggregate Outstanding Balance of all Defaulted Receivables and (ii) the Outstanding Balance of all Receivables written off during such Settlement Period (as of the date such Transferred Receivables were written off);

to

(b)                                 the aggregate Outstanding Balance of all Receivables.

“Defaulted Receivable Trigger Ratio” shall mean, as of any date of determination, the rolling average of the Defaulted Receivable Ratios for the three Settlement Periods then most recently ended.

“Delinquency Ratio” shall mean, as of the last day of any Settlement Period, the ratio (expressed as a percentage) of:

(a)                                  the aggregate Outstanding Balance of all Transferred Receivables with respect to which any payment, or part thereof, became between thirty-one (31) and sixty (60) days past due during such Settlement Period;

to

(b)                                 the aggregate Billed Amount of all Transferred Receivables generated during the Settlement Period ended three Settlement Periods before the Settlement Period ending on such date (so that if the Settlement Period referenced in (a) was the April Settlement Period, the Settlement Period referenced in (b) would be the January Settlement Period).

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“Delinquency Trigger Ratio” shall mean, as of any date of determination, the rolling average of the Delinquency Ratios for the three Settlement Periods then most recently ended.

“Depositary” shall mean any bank or other financial institution at which one or more Agent Accounts are maintained.

“Dilution Factors” shall mean, with respect to any Receivable, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying Contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the applicable Originator which reduces the amount payable by the Obligor on the related Receivable except to the extent based on credit related reasons, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof).

“Dilution Ratio” shall mean a ratio computed as of the last day of each Settlement Period by dividing:

(a)                                  the aggregate Dilution Factors for all Transferred Receivables during the Settlement Period ending on such date;

to

(b)                                 the aggregate Billed Amount of all Transferred Receivables originated during the one Settlement Period preceding the Settlement Period ending on such date (so that if the Settlement Period referenced in (a) was the March Settlement Period, the Settlement Period referenced in (b) would be the February Settlement Period).

“Dilution Reserve Rate” shall mean, as of any Settlement Period, an amount equal to the product of (i) 2 and (ii) the Dilution Reserve Ratio as of the last day of such Settlement Period.

“Dilution Reserve Ratio” shall mean, as of any date of determination, the highest Dilution Trigger Ratio occurring during the twelve most recent Settlement Periods preceding such date.

“Dilution Trigger Ratio” shall mean, as of any date of determination, the rolling average of the Dilution Ratios for the three Settlement Periods then most recently ended.

“Dollars” or “$”  shall mean lawful currency of the United States of America.

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“Dollar Equivalent Amount” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars or another currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such currency at such time.

“Dynamic Advance Rate” shall mean, as of any date of determination, a percentage equal to the lesser of (i) 75% and (ii) 100% minus the sum of (A) the Dilution Reserve Rate, (B) the Loss Reserve Rate, (C) the Yield Reserve Rate and (D) the Servicing Fee Reserve Rate.

“Effective Date” shall have the meaning assigned to it in Section 3.01 of the Purchase Agreement.

“Election Notice” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“Eligible Originator” means (i) each Existing Originator, (ii) each New Originator in respect of which the Initial Sale Date for such New Originator has occurred following the satisfaction of the conditions precedent set forth in Section 3.03 of the Sale Agreement and (iii) any other Originator designated in a written agreement among the Seller, the Administrative Agent and the Requisite Purchasers as an “Eligible Originator”.

“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:

(a)                                  that is (i) due and payable within seventy-five (75) days of the Billing Date thereof and (ii) not a Defaulted Receivable;

(b)                                 that is not a liability of an Excluded Obligor or an Obligor with respect to which more than 35% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are Defaulted Receivables;

(c)                                  that is not a liability of an Obligor organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions) or Canada;

(d)                                 that is denominated and payable in Dollars or (solely, if such Receivable was originated by a Canadian Originator) Canadian Dollars in the United States of America and is not represented by a note or other negotiable instrument or by chattel paper; provided, that if such Transferred Receivable is denominated and payable in Canadian Dollars (a “Canadian Dollar Receivable”), the Seller shall have entered into a cross currency hedging arrangement in form and substance acceptable to Administrative Agent to ensure, in the Administrative Agent’s reasonable determination, that the Seller has sufficient Dollars to repay the outstanding Seller Obligations;

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(e)                                  that is not subject to any right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim (with only the portion of any such Receivable subject to any such right of rescission, dispute, offset (including, without limitation, as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (e)), whether arising out of transactions concerning the Contract therefor or otherwise;

(f)                                    that is not an Unapproved Receivable;

(g)                                 that does not represent “billed but not yet shipped” goods or merchandise, partially performed or unperformed services (including any “milestone billed” Receivable), consigned goods or “sale or return” goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;

(h)                                 the representations and warranties of Sections 4.01(v)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;

(i)                                     that is not the liability of an Obligor that has any claim against or affecting the Originator thereof or the property of such Originator which gives rise to a right of set-off against such Receivable (with only that portion of Receivables owing by such Obligor equal to the amount of such claim being an Ineligible Receivable);

(j)                                     that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

(k)                                  that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

(l)                                     that is entitled to be paid pursuant to the terms of the Contract therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);

(m)                               that does not contravene any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation;

(n)                                 with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the

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Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;

(o)                                 (i) that is an “account” or a “payment intangible” within the meaning of the UCC (or any other applicable legislation) of the jurisdictions in which the each of the Originators, the Parent and the Seller are “located” (within the meaning of Article 9 of the UCC), (ii) under the terms of the related Contract, the right to payment thereof may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law) and (iii) in the case of any Receivable generated by any Canadian Originator, that is an “account” within the meaning of the PPSA;

(p)                                 that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to a Lockbox or otherwise as directed pursuant to Article VI of the Purchase Agreement;

(q)                                 with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

(r)                                    that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business;

(s)                                  that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a “cash on delivery” basis;

(t)                                    that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

(u)                                 as to which the Seller has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of the Seller, the Lien of the Administrative Agent for the benefit of the Specified Parties);

(v)                                 to the extent such Transferred Receivable represents consumption, sales, use or value added taxes, such portion of such Receivable shall not be an Eligible Receivables;

(w)                               that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment;

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(x)                                   with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise;

(y)                                 as to which an invoice has been submitted to the Obligor thereof;

(z)                                   the Obligor of which is not a Governmental Authority, unless (i) each transfer of such Receivable pursuant to the Related Documents is in compliance with all assignment of claims statutes and regulations applicable to such Governmental Authority’s Receivables or such other agreements have been entered into which are satisfactory to the Administrative Agent in its sole discretion, (ii) such Governmental Authority is a United States Governmental Authority (including any Governmental Authority of a State or local government that is a political subdivision of the United States) and (iii) the Administrative Agent shall have received evidence, to its reasonable satisfaction, that no Governmental Authority has a right of setoff against the Originator thereof or any of its Affiliates that can be exercised against such Receivables;

(aa)                            that was originated by an Eligible Originator;

(bb)                          the Obligor of which is neither (i) a resident in the Province of Québec, nor (ii) required by the Contract to make payments at a location situated in the Province of Québec; and

(cc)                            that complies with such other criteria and requirements as the Administrative Agent may reasonably determine to be necessary from time to time in its reasonable credit judgment following a collateral audit and in consultation with the Borrower.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder and for a Canadian Originator shall mean applicable Canadian federal or provincial pension benefits standards legislation.

“ERISA Affiliate” shall mean, with respect to any Originator, any trade or business (whether or not incorporated) that, together with such Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” shall mean, with respect to any Originator or any ERISA Affiliate, the occurrence of one or more of the following events:  (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan unless the 30-day requirement with respect thereto has been waived pursuant to the regulations under Section 4043 of ERISA; (b) the withdrawal of any

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Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status.  With respect to a Canadian Originator, the references to specific provisions of ERISA shall be interpreted to mean comparable provisions of applicable pension benefits standards legislation.

“Event of Servicer Termination” shall have the meaning assigned to it in Section 8.01 of the Sale Agreement.

“Excess Concentration Amount” shall mean, with respect to any Obligor of a Receivable and as of any date of determination after giving effect to all Eligible Receivables transferred on such date, the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds (i) the Concentration Percentage for such Obligor multiplied by (ii) the Outstanding Balance of all Eligible Receivables on such date; provided, however, that in the case of an Obligor which is an Affiliate of other Obligors, the Excess Concentration Amount for such Obligor shall be calculated as if such Obligor and such one or more affiliated Obligors were one Obligor.

“Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent or the Seller, (b) that is designated as an Excluded Obligor, based on the Administrative Agent’s reasonable credit judgment of such Obligor, upon ten (10) Business Days’ prior written notice from the Administrative Agent to the Seller, the Servicer and the Parent or (c) that, under the terms of the Credit and Collection Policies, is receiving or should be receiving merchandise, good or services on cash payment terms basis.

“Existing Originator” has the meaning specified in the Recitals to the Sale Agreement.

“Existing Purchase Agreement” has the meaning set forth the Recitals to the Purchase Agreement.

“Existing Sale Agreement” has the meaning specified in the Recitals to the Sale Agreement.

“Facility Termination Date” shall mean the earliest of (a) the date so designated pursuant to Section 8.01 of the Purchase Agreement, (b) the Final Purchase Date, and (c) the date of

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termination of the Maximum Purchase Limit specified in a notice from the Seller to the Purchasers delivered pursuant to and in accordance with Section 2.02(b) of the Purchase Agreement.

“Federal Funds Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean that certain letter agreement dated the Closing Date between the Seller and the Administrative Agent and acknowledged by the Parent and GE Capital Markets, Inc.

“Fees” shall mean any and all fees payable to the Administrative Agent or any Purchaser pursuant to the Purchase Agreement or any other Related Document, including, without limitation, the Unused Commitment Fee.

“Final Purchase  Date” shall mean March 17, 2011, as such date may be extended with the consent of the Seller, the Purchasers and the Administrative Agent.

“GAAP” shall mean generally accepted accounting principles in the United States of America, or with respect to any Canadian Originator, generally accepted accounting principles in Canada, in each case as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation.

“General Concentration Percentage” shall mean at any time of determination with respect to any Class of Obligor, an amount equal to the highest applicable percentage listed opposite such Class of Obligor times the aggregate Outstanding Balance of Eligible Receivables as of such time of determination:

Class of Obligor	Applicable Percentage

Class A Obligor	10.0%

Class B Obligor	5.0%

“General Trial Balance” shall mean, with respect to any Originator and as of any date of determination, such Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances

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of such Receivables, in form and substance satisfactory to the Seller and the Administrative Agent.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Incipient Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

“Incipient Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

“Increase Effective Date” shall have the meaning assigned to it in Section 2.11 of the Purchase Agreement.

“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indemnified Person” shall have the meaning assigned to it in Section 10.01(a) of the Purchase Agreement.

“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08(g) of the Purchase Agreement.

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“Index Rate” shall mean, for any day, a floating rate equal to the highest determined by the Administrative Agent equal to the Applicable Index Rate Margin plus the greatest of:

(i)                                     the Prime Rate;

(ii)                                  the Federal Funds Rate plus 3.00% per annum;

and

(iii)                               the sum of:

(a)                                  1.50% per annum;

and

(b)(1)                   the offered rate for deposits in United States Dollars as of such date for a three month period in United States Dollars which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full LIBOR Business Day preceding such day; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days to such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

provided that in no event shall the Index Rate for any day be less than the LIBOR Rate for the Yield Period in which such day occurs.

Each change in any interest rate provided for in the Purchase Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Purchase” shall mean a Purchase or portion thereof accruing Daily Yield by reference to the Index Rate.  Unless a LIBOR Rate Disruption Event shall have occurred, each Purchase shall be a LIBOR Rate Purchase.

“Ineligible Receivable” shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.

“Initial Sale Date” means, as to any New Originator, the initial date on which such New Originator sells Receivables to the Seller under the Sale Agreement.

“Investment Base” shall mean, as of any date of determination, the amount equal to the lesser of:

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(a)                                  the Maximum Purchase Limit;

and

(b)                                 an amount equal to the positive difference, if any, of:

(i)                                     the product of (1) the Dynamic Advance Rate multiplied by (2) the Net Receivables Balance;

minus

(ii)                                  such other reserves as the Administrative Agent may reasonably determine from time to time based upon its reasonable credit judgment following a collateral audit and in consultation with the Borrower;

in each case as disclosed in the most recently submitted Daily Report, Weekly Report, Monthly Report, Investment Base Certificate or Capital Purchase Request or as otherwise determined by the Administrative Agent based on Seller Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

“Investment Base Certificate” shall have the meaning assigned to it in Section 5.02(b) of the Purchase Agreement.

“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.

“Investments” shall mean, with respect to any Seller Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

“IRC” shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Rate” shall mean, for any Yield Calculation Period, a per annum rate of interest determined by the Administrative Agent equal to the Applicable LIBOR Margin plus the greater of:

(i)                                     2.50%;

and

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(ii)                                  (a) the offered rate for deposits in United States Dollars for a three month period which appears on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on the second full LIBOR Business Day next preceding the first day of such Yield Calculation Period; divided by

                                                (b)                                 a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBOR Business Days prior to the beginning of such Yield Calculation Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

provided, that if (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for a Purchaser to agree to make or to make or to continue to fund or maintain any Purchases or Capital Investment at the LIBOR Rate or (ii) a LIBOR Rate Disruption Event shall have occurred, the LIBOR Rate shall in all such cases be equal to the Index Rate.  For the avoidance of doubt, except as provided in the immediately preceding proviso, the LIBOR Rate determined for any calendar month shall remain fixed for such calendar month.

If such interest rates shall cease to be available from Reuters News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Seller.

“LIBOR Rate Disruption Event” shall mean, for any Purchaser, notification by such Purchaser to the Seller and the Administrative Agent of any of the following:  (i) determination by such Purchaser that it would be contrary to law or the directive of any central bank or other governmental authority to obtain United States dollars in the London interbank market to fund or maintain its Purchases or Capital Investment, (ii) the inability of such Purchaser, by reason of circumstances affecting the London interbank market generally, to obtain United States dollars in such market to fund its Purchases or Capital Investment or (iii) a determination by such Purchaser that the maintenance of its Purchases or Capital Investment will not adequately and fairly reflect the cost to such Purchaser of funding such investment at such rate.

“LIBOR Rate Purchase” shall mean a Purchase or portion thereof accruing Daily Yield by reference to the LIBOR Rate. Unless a LIBOR Rate Disruption Event shall have occurred, each Purchase shall be a LIBOR Rate Purchase.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having

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substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or the PPSA or comparable law of any jurisdiction).

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Lockbox” shall have the meaning assigned to it in Section 6.01(a)(ii) of the Purchase Agreement.

“Lockbox Account” shall mean any deposit account established by or assigned to the Seller for the deposit of Collections pursuant to and in accordance with Section 6.01(a) of the Purchase Agreement.

“Lockbox Account Agreement” shall mean any agreement among an Originator, the Seller, the Administrative Agent, and a Lockbox Account Bank with respect to a Lockbox and/or a Lockbox Account that provides, among other things, that the Administrative Agent has “control” (within the meaning of Article 9 of the UCC) over such Lockbox Account and is otherwise in form and substance acceptable to the Administrative Agent.

“Lockbox Account Bank” shall mean any bank or other financial institution at which one or more Lockbox Accounts are maintained.

“Loss Reserve Rate” shall mean 10%.

“Material Adverse Effect” shall mean a material adverse effect on:

(a)                                  the business, assets, liabilities, operations, prospects or financial or other condition of (i) any Originator or the Originators considered as a whole, (ii) the Seller, (iii) the Servicer or (iv) the Parent and its Subsidiaries considered as a whole;

(b)                                 the ability of any Originator, the Seller, the Parent or the Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof;

(c)                                  the validity or enforceability of any Related Document or the rights and remedies of the Seller, the Purchasers or the Administrative Agent under any Related Document;

(d)                                 the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document; or

(e)                                  the Transferred Receivables (or collectibility thereof), the Contracts therefor, the Seller Collateral (in each case, taken as a whole) or the ownership interests or Liens of the Seller or the Purchasers or the Administrative Agent thereon or the priority of such interests or Liens.

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“Master Agent Account” shall mean account # XXXXXXXX established at Deutsche Bank Trust Company Americas in the name of the Administrative Agent.

“Maturity Date” shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.

“Maximum Purchase Limit” shall mean One Hundred Seventy Five Million Dollars ($175,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Purchase Agreement.

“Modified Net Receivables Balance” shall mean, as of any date of determination, an amount equal to the following:

MNRB =  DAR * (OBER – ECA);

where:

MNRB = the Modified Net Receivables Balance;

DAR = the Dynamic Advance Rate;

OBER  = the Outstanding Balance of Eligible Receivables; and

ECA = the Excess Concentration Amount in respect of all Obligors.

“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Purchase Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or under applicable Canadian federal or provincial pension benefits standards legislation with respect to which any Originator or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Receivables Balance” shall mean, as of any date of determination, the amount equal to:

(a)                                  the Outstanding Balance of Eligible Receivables;

minus

(b)                                 the Excess Concentration Amount;

minus

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(c)                                  the Canadian Receivables Excess Amount;

in each case as disclosed in the most recently submitted Daily Report, Weekly Report, Monthly Report, Investment Base Certificate or Capital Purchase Request or as otherwise determined by the Administrative Agent based on Seller Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

“Net Worth” shall mean as of any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time, over (b) the sum of (i) the Capital Investment at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“New Originator” has the meaning specified in the Recitals to the Sale Agreement.

“Non-Consenting Purchaser” shall have the meaning assigned to it in Section 12.07(c) of the Purchase Agreement.

“Non-Funding Purchaser” means any Purchaser: (a) that has failed for three or more Business Days to fund any payments required to be made by it under this Agreement, (b) that has given verbal or written notice to the Seller or the Administrative Agent or has otherwise publicly announced that such Purchaser believes it will fail to fund all increases in Capital Investment and other payments required to be funded by it under this Agreement as of any Settlement Date; (c) that has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder; (d) that has defaulted in fulfilling its obligations (as a purchaser, lender, agent or letter of credit issuer) under one or more other syndicated receivables purchaser, loan or credit facilities or (e) with respect to which one or more Purchaser-Related Distress Events has occurred.

“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Originator” shall mean any Person that is from time to time party to the Sale Agreement as an “Originator”.

“Originator Support Agreement” shall mean an agreement substantially in the form of Schedule 3.01 to the Sale Agreement made by Parent in favor of the Seller.

“Other Purchaser” shall have the meaning assigned to it in Section 2.03(e) of the Purchase Agreement.

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“Outstanding Balance” shall mean, with respect to any Receivable, as of any date of determination, the Dollar Equivalent Amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Seller or the Servicer that reduce such Billed Amount; provided, that if the Administrative Agent or the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

“Parent” shall mean Georgia Gulf Corporation.

“Parent Group” shall mean the Parent and each of its Affiliates other than the Seller.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Pension Plan” shall mean a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, government contracts, contracts (other than contracts for the payment of money) or leases to which any Originator, the Seller or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Seller or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Seller or the Servicer is a party; (h) any judgment Lien not constituting a Termination Event under Section 8.01(g) of the Purchase Agreement; and (i) presently existing or hereinafter created Liens in favor of the Buyer, the Seller, the Purchasers or the Administrative Agent under the Purchase Agreement and the Related Documents.

“Permitted Investments” shall mean any of the following:

(a)                                  obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

(b)                                 repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;

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(c)                                  federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(d)                                 commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 180 days that on the date of acquisition are rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s; and

(e)                                  securities of money market funds rated at least A-1 or the equivalent by S&P and P-1 or the equivalent by Moody’s.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

“Plan” shall mean, at any time during the preceding five years, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Originator or ERISA Affiliate.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time, and any regulations promulgated thereunder.

“Power of Attorney” shall have the meaning assigned to it in Section 9.05 of the Sale Agreement or Section 9.03 of the Purchase Agreement, as applicable.

“Prime Rate” means, as of any date, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate, or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Privacy Laws” shall have the meaning assigned to it in Section 4.01(c) of the Purchase Agreement.

“Pro Rata Share” shall mean with respect to all matters relating to any Purchaser, the percentage obtained by dividing (i) the Commitment of that Purchaser by (ii) the Maximum Purchase Limit, as such percentage may be adjusted by assignments permitted pursuant to Section 12.02 of the Purchase Agreement; provided, however, if all of the Commitments are

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terminated pursuant to the terms of the Purchase Agreement, then “Pro Rata Share” shall mean with respect to all matters relating to any Purchaser, the percentage obtained by dividing (x) the sum of (A) the Capital Investment funded by such Purchaser, by (y) the Capital Investment funded by all Purchasers.

“Proposed Change” shall have the meaning assigned to it in Section 12.07(c) of the Purchase Agreement.

“Purchase” shall have the meaning assigned to it in Section 2.01 of the Purchase Agreement.  Unless a LIBOR Rate Disruption Event shall have occurred, each Purchase shall be a LIBOR Rate Purchase.

“Purchase Agreement” shall mean the Second Amended and Restated Receivables Purchase Agreement dated as of the Closing Date, by and among the Seller, the Purchasers and the Administrative Agent.

“Purchase Assignment” shall mean that certain Purchase Assignment dated as of the Closing Date by and between the Seller and the Administrative Agent in the form attached as Exhibit 2.04(a) to the Purchase Agreement.

“Purchase Date” shall mean each day on which any Purchase is made.

“Purchase Excess” shall mean, as of any date of determination, the extent to which the Capital Investment exceeds the Investment Base, in each case as disclosed in the most recently submitted Investment Base Certificate, Capital Purchase Request, Monthly Report, Weekly Report, Daily Report or as otherwise reasonably determined by the Administrative Agent based on Seller Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

“Purchaser” shall have the meaning assigned to it in the preamble of the Purchase Agreement.

“Purchaser Interest” shall mean the undivided percentage ownership interest of the Purchasers in the Transferred Receivables.  The Purchaser Interest of the Purchasers shall be expressed as a fraction of the total Transferred Receivables computed as follows:

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	PI	=	C IB

where:

	PI	=	the Purchaser Interest at the time of determination;

	C	=	the aggregate Capital Investment at such time; and

	IB	=	the Investment Base at such time.

The Purchaser Interest shall be calculated (or deemed to be calculated) on each Business Day from the Closing Date through the Facility Termination Date.

“Purchaser-Related Distress Event” means, with respect to any Purchaser, that the following has occurred with respect to such Purchaser or with respect to any Person that directly or indirectly controls such Purchaser (each a “Distressed Person”): (i) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation; (ii) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets; (iii) such Distressed Person is subject to a forced liquidation, merger, sale or other change of control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) from the U.S. government or other Governmental Authority; or (iv) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent, bankrupt, or deficient in meeting any capital adequacy or liquidity standard of any such Governmental Authority.

“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Rating Agencies” shall mean Moody’s and S&P.

“Ratios” shall mean, collectively, Dilution Ratio, the Defaulted Receivable Ratio, the Defaulted Receivable Trigger Ratio, Delinquency Trigger Ratio, the Dilution Reserve Ratio, the Dilution Trigger Ratio and the Turnover Days.  For purposes of calculating the Dynamic Advance Rate, the Sale Price, or whether any Termination Event or Incipient Termination Event has occurred, each Ratio applicable at any time shall be as calculated in the most recently submitted Monthly Report, or as otherwise determined by the Administrative Agent based on Seller Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

“Receivable” shall mean, with respect to any Obligor:

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(a)                                  indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor’s principal obligation is a monetary obligation) and whether or not earned by performance) arising from the provision of merchandise, goods or services by an Originator, or other Person approved by the Administrative Agent in its sole discretion, to such Obligor, including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

(b)                                 all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

(c)                                  to the extent relating to such indebtedness, all right, title and interest in and to the Contracts giving rise thereto;

(d)                                 all guaranties, indemnities and warranties, insurance policies, financing statements, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(e)                                  all right, title and interest of any Originator, the Parent or the Seller in and to any goods (including returned, repossessed or foreclosed goods) the sale of which gave rise to a Receivable;

(f)                                    all Collections with respect to any of the foregoing;

(g)                                 all Records with respect to any of the foregoing; and

(h)                                 all proceeds with respect to any of the foregoing.

Notwithstanding the foregoing, no such indebtedness or other obligations that arises from, or otherwise relates to, the provision of merchandise or goods shipped by an Originator from, or services performed by an Originator in, the Province of Québec, shall constitute a “Receivable” hereunder.

“Receivables Assignment” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Seller with respect to the Receivables and the Obligors thereunder and the Seller Collateral.

“Reduction Notice” shall have the meaning assigned to it in Section 2.03(g) of the Purchase Agreement.

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Parent as prescribed by the Securities Laws.

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“Regulatory Change” shall mean any change after the Closing Date in any federal, state or foreign law, regulation (including Regulation D of the Federal Reserve Board), pronouncement by the Financial Accounting Standards Board or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority, the Financial Accounting Standards Board, or any central bank or comparable agency, charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

“Reinvestment Purchase” shall have the meaning assigned to it in Section 2.01 of the Purchase Agreement.

“Rejected Amount” shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.

“Related Documents” shall mean each Lockbox Account Agreement, the Sale Agreement, the Purchase Agreement, each Purchase Assignment, the Existing Sale Agreement, each Receivables Assignment, the Subordinated Notes, each Originator Support Agreement and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Sale Agreement, the Purchase Agreement or the transactions contemplated thereby.  Any reference in the Sale Agreement, the Purchase Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA.

“Required Capital Amount” shall mean, as of any date of determination, an amount equal to the greater of (i) 3% of the Maximum Purchase Limit as of such date of determination and (ii) the product of (A) 1.5, (B) the Defaulted Receivable Ratio as of the Settlement Period most recently ended and (C) the Outstanding Balance of all Transferred Receivables as of such date of determination.

“Requisite Purchasers” shall mean:

(i)                                     if there is one Purchaser, such Purchaser;

(ii)                                  if there are two Purchasers, both Purchasers (or, if one Purchaser is a Non-Funding Purchaser, the Other Purchaser shall constitute the “Required Purchasers”); and

(iii)                               if there are more than two Purchasers, two or more Purchasers having in the aggregate more than sixty-six and two thirds percent (66 2/3%) of the aggregate Commitments of all Purchasers, or (b) if the Commitments have been terminated, two or

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more Purchasers having in the aggregate more than sixty-six and two thirds percent (66 2/3%)  aggregate Capital Investment; provided that so long as any Purchaser is a Non-Funding Purchaser, the Commitments and Capital Investments of such Non-Funding Purchaser will not be taken into account in determining the calculation of which Purchasers constitute Requisite Purchasers.

“Retiree Welfare Plan” shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale” shall mean with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Seller in accordance with the terms of the Sale Agreement.

“Sale Agreement” shall mean the Amended and Restated Receivables Sale and Servicing Agreement dated as of the Closing Date, by and among each of the “Originators” from time to time party thereto, the Servicer and the Seller, as the Buyer thereunder.

“Sale Price” shall mean, with respect to any Sale of any Sold Receivables on any  Business Day, a price calculated in accordance with the following formula:

	SP	=	AOB - (AOB × FMVD);

where:

	SP	=	the Sale Price,

	AOB	=	the aggregate Outstanding Balance of all Receivables that were generated by such Seller since the immediately preceding Business Day;

	FMVD	=	a Fair Market Value Discount Factor equal to the sum of the LD + CD;

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LD	=

a Loss Discount equal to the ratio, calculated in the most recent Monthly Report and expressed as a percentage, of (i) the dollar amount of all Transferred Receivables written off as uncollectible during the period of twelve (12) consecutive Settlement Periods ending prior to the date of such Monthly Report, divided by (ii) the aggregate Collections on all Transferred Receivables received during such period; and

CD	=

a Cost Discount, calculated in the most recent Monthly Report, equal to a per annum percentage that equals (x) the sum of (i) the Index Rate in effect at the time of such Monthly Report, plus (ii) the Servicing Fee Rate plus (iii) 0.75% times (y) a fraction, the numerator of which is Turnover Days as of the end of the Settlement Period immediately preceding such Monthly Report and the denominator of which is 360.

“Sale Price Credit” shall have the meaning assigned to it in Section 2.04 of the Sale Agreement.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale Agreement, the Purchase Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Purchase Agreement and the Sale Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Securities Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Seller” shall have the meaning assigned to it in the preamble to the Purchase Agreement.

“Seller Account” shall mean account number XXXXXXXX maintained by the Seller at Wachovia Bank, National Association.

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“Seller Account Collateral” shall have the meaning assigned to it in Section 7.01(c) of the Purchase Agreement.

“Seller Assigned Agreements” shall have the meaning assigned to it in Section 7.01(b) of the Purchase Agreement.

“Seller Collateral” shall have the meaning assigned to it in Section 7.01 of the Purchase Agreement.

“Seller Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Seller to any Specified Party under the Purchase Agreement, any other Related Document and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Capital Investment, Daily Yield, Unused Commitment Fees, amounts payable in respect of Purchase Excess, Successor Servicing Fees and Expenses, Additional Amounts, Additional Costs and Indemnified Amounts.  This term includes all principal, Daily Yield (including all Daily Yield that accrues after the commencement of any case or proceeding by or against the Seller in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Seller under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Purchaser or the Administrative Agent or any assignee of any Purchaser or the Administrative Agent as a preference, fraudulent transfer or otherwise.

“Servicer” shall have the meaning assigned to it in the Preamble to the Sale Agreement.

“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the Purchase Agreement has been terminated.

“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Balance of Transferred Receivables on such day.

“Servicing Fee Rate” shall mean 1.00%.

“Servicing Fee Reserve Rate” shall mean, as of any date of determination, an amount equal to the product of (i) the Servicing Fee Rate and (ii) a fraction, the numerator of which is the higher of (a) 30 and (b) the Turnover Days as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

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“Servicing Officer” shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer’s Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.

“Servicing Records” shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

“Settlement Date” shall mean (i) the first Business Day of each calendar month  and (ii) from and after the occurrence of a Termination Event, any other Business Day designated as such by the Administrative Agent in its sole discretion.

“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.

“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Concentration Percentage” shall mean, with respect to any Obligor, that percentage, if any, set forth in Annex Z to the Purchase Agreement with respect to such Obligor, or, with respect to any such Obligor or any other Obligor, such other percentage as the Administrative Agent may at any time and from time to time designate in its sole discretion with respect to such Obligor in a written notification to the Seller and the Servicer.

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“Specified Parties” shall mean each of the Purchasers, the Administrative Agent, each Indemnified Person and each other Affected Party.

“Spot Rate” for, as of any date, a currency means the rate determined by the Administrative Agent to be the spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at approximately 10:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“SPV” shall mean any special purpose funding vehicle which acquires any interest in a Purchaser’s Capital Investment under the Purchase Agreement.

“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.

“Subordinated Loan” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Subordinated Note” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Sale Agreement relating to the servicing, administration or collection of the Transferred Receivables.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Successor Servicer” shall have the meaning assigned to it in Section 9.02 of the Sale Agreement.

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“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Seller, the Purchasers and the Administrative Agent; provided, that, if the Servicer is replaced in accordance with the terms of the Related Documents, the “Successor Servicing Fees and Expenses” shall not exceed 110% of such Successor Servicer’s reasonable estimate of costs of collections.

“Termination Date” shall mean the date on which (a) the Capital Investment has been permanently reduced to zero, (b) all other Seller Obligations under the Purchase Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Commitments have been irrevocably terminated in accordance with the provisions of Section 2.02(b) of the Purchase Agreement.

“Termination Event” shall have the meaning assigned to it in Section 8.01 of the Purchase Agreement.

“Termination Percentage” shall mean (i) before the first anniversary of the Closing Date, 2.0% and (ii) thereafter, 1.0%.

“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Transaction Parties” shall mean the Originators, the Servicer and, if the Parent is not the Servicer, the Parent.

“Transfer” shall mean any Sale or contribution (or purported Sale or contribution) of Transferred Receivables by any Originator to the Seller pursuant to the terms of the Sale Agreement.

“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Transferred Receivable” shall mean any Sold Receivable or Contributed Receivable; provided, that any Receivable repurchased by an Originator thereof pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Seller.

“Turnover Days” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a)                                  a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables on the first day of the three (3) Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to aggregate

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Collections received during such three (3) Settlement Periods with respect to all Transferred Receivables;

multiplied by

(b)                                 the average number of days per period contained in such three (3) Settlement Periods.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“Unapproved Receivable” shall mean any receivable (a) with respect to which the Originator’s customer relationship with the Obligor thereof arises as a result of the acquisition by such Originator of another Person after the date of the Purchase Agreement or (b) that was originated in accordance with standards established by another Person acquired by an Originator after the date of the Purchase Agreement, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and then only for the period prior to any such approval.

“Unrelated Amounts” shall have the meaning assigned to it in Section 7.03 of the Sale Agreement.

“Unused Commitment Fee” shall mean a fee in respect of each day of determination prior to the Facility Termination Date equal to the product of (i) the amount by which the Maximum Purchase Limit exceeds the Capital Investment (in each case, as of such date of determination) and (ii) a per annum margin equal to 1.00%.

“Weekly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Purchase Agreement.

“Welfare Plan” shall mean a Plan described in Section 3(i) of ERISA.

“Yield Calculation Period” shall mean, any calendar month, commencing with the first Business Day of such calendar month, and ending with the last day of such calendar month (or if the last day of such calendar month is not a Business Day, the next succeeding business day of the following calendar month).

“Yield Reserve Rate” shall mean, as of any date of determination, an amount equal to the product of (i) 1.5, (ii) the Prime Rate and (iii) a fraction, the numerator of which is the higher of (a) 30 and (b) the Turnover Days as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

SECTION 2.                                Other Terms and Rules of Construction.

(a)                                  Accounting Terms.  Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in

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accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

(b)                                 Other Terms.  All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

(c)                                  Rules of Construction.  Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document.  The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule.  Any reference to any amount on any date of determination means such amount as of the close of business on such date of determination.  Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

(d)                                 Rules of Construction for Determination of Ratios.  The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with the form of Monthly Report.  For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

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